                                                     REGISTRATION NO. 333-104361

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            5049                           02-0451017
(State or other jurisdiction of     (Primary standard industrial            (I.R.S. Employer
 incorporation or organization)     classification code number)          Identification Number)

                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             TODD M. DUCHENE, ESQ.
                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                ONE LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842
                                 (603) 926-5911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                           E. RAMAN BET-MANSOUR, ESQ.
                              DEBEVOISE & PLIMPTON
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 909-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING            AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED       PRICE PER SHARE(1)   OFFERING PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
8 1/8% Senior Subordinated
  Notes due 2012......................     $200,000,000             100%             $200,000,000           $16,180
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 6, 2003


PROSPECTUS

                               OFFER TO EXCHANGE

             $200 MILLION 8 1/8% SENIOR SUBORDINATED NOTES DUE 2012
                                      FOR
             $200 MILLION 8 1/8% SENIOR SUBORDINATED NOTES DUE 2012

           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                       OF

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON            , 2003, UNLESS EXTENDED.
                             ---------------------
Terms of the exchange offer:

     - The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

     - We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.


     - The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" on page for more information.


     - We will not receive any proceeds from the exchange offer.


     - Upon completion of the exchange offer, we will have $588.1 of outstanding indebtedness that will rank senior to the exchange notes, and the total amount of our senior subordinated indebtedness, including the exchange notes, will be $350 million.


     - The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

     - The exchange notes will not be listed on any national securities exchange or the Nasdaq Stock Market.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR ORIGINAL NOTES.

                             ---------------------

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                                         FINAL
              PRINCIPAL AMOUNT                 ANNUAL INTEREST     DISTRIBUTION DATE
--------------------------------------------------------------------------------------
                $200,000,000                        8 1/8%            May 1, 2012
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                THE DATE OF THIS PROSPECTUS IS           , 2003.

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk factors................................................   10
Special note regarding forward-looking information..........   15
Use of proceeds.............................................   15
Ratio of earnings to fixed charges..........................   16
The exchange offer..........................................   17
Description of our credit and securitization facilities.....   26
Description of the notes....................................   29
Book-entry settlement and clearance.........................   55
Material U.S. Federal Income Tax Consequences...............   57
Plan of distribution........................................   61
Legal matters...............................................   62
Experts.....................................................   62
Where you can find more information.........................   62


                             ---------------------
     Fisher Scientific International Inc. is a Delaware corporation. Our principal executive offices are located at One Liberty Lane, Hampton, NH 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus.

     In this prospectus, "Fisher," "we," "us" and "our" refer to Fisher Scientific International Inc.
                             ---------------------
     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO NOTEHOLDERS UPON WRITTEN OR ORAL REQUEST. TO MAKE SUCH A REQUEST, CONTACT TODD M. DUCHENE, VICE PRESIDENT AND GENERAL COUNSEL, EITHER IN WRITING AT OUR OFFICES AT FISHER SCIENTIFIC INTERNATIONAL INC., ONE LIBERTY LANE, HAMPTON, NH 03842, OR BY TELEPHONE AT
(603) 926-5911. TO OBTAIN A TIMELY DELIVERY, NOTEHOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. REQUESTS FOR SUCH INFORMATION WILL NOT BE ACCEPTED IF
THEY ARE RECEIVED AFTER           , 2003.
                             ---------------------

     IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       NOTICE TO NEW HAMPSHIRE RESIDENTS


     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES, ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR

EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                    SUMMARY

     This summary highlights important information about our business and the exchange offer. It does not include all information you should consider before exchanging your original notes for exchange notes. Please review this registration statement in its entirety, including the risk factors and summary historical consolidated Financial data included herein and our consolidated Financial statements and the accompanying notes incorporated by reference herein, before you decide to exchange your original notes for exchange notes. Unless the context otherwise requires, "we," "us," "Fisher" and "the Company" refer to Fisher Scientific International Inc.


OUR BUSINESS



     We are a world leader in serving science. We offer more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, electronic commerce capabilities and integrated global logistics network, we serve as a one-stop source of products, services and global procurement solutions for our customers



     We offer an array of products and services to the scientific research, clinical laboratory and industrial safety markets. Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, organic and inorganic chemicals, safety and clean-room supplies, laboratory equipment and workstations. We offer both proprietary products and products that we source from more than 6,000 vendors. We generate approximately 80% of our revenues from the sale of consumable products. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 40% of our revenues are generated from the sale of proprietary products. We offer a range of services that includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis and laboratory-instrument calibration and repair.



     We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make over 25,000 shipments each day. In the United States, we ship approximately 95 percent of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of delivery vehicles.



     Fisher was founded in 1902 by Chester G. Fisher and was incorporated as a Delaware corporation in 1991. Through organic growth and acquisitions we have established ourselves as a world leader in serving science.



CORPORATE INFORMATION



     Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus. In this document, we "incorporate by reference" certain information that we file with the SEC. See "Where You Can Find More Information" for information regarding the documents incorporated by reference herein.

                         SUMMARY OF THE EXCHANGE OFFER

     On January 14, 2003, we completed the private offering of $200,000,000 aggregate principal amount of 8 1/8% senior subordinated notes due 2012. As part of that offering, we entered into a registration rights agreement with Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., the initial purchasers of these original notes, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.


Securities Offered............   Up to $200,000,000 aggregate principal amount
                                 of new 8 1/8% senior subordinated notes due
                                 2012, which have been registered under the Securities Act. The form and terms of these exchange notes are substantially identical to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.


The Exchange Offer............   We are offering to exchange new $1,000
                                 principal amount of our 8 1/8% senior
                                 subordinated notes due 2012 that have been registered under the Securities Act for $1,000 principal amount of our outstanding 8 1/8% senior subordinated notes due 2012.

                                 In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $200,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

                                 The original notes were offered as additional debt securities under the indenture pursuant to which, on April 24, 2002, we issued $150 million of 8 1/8% senior subordinated notes due 2012 (the "existing notes"). The notes offered by this prospectus, the existing notes and any additional notes that may be issued under the indenture will be treated as a single class of securities for all purposes under the indenture.


Resales.......................   Based on interpretations by the staff of the
                                 Securities and Exchange Commission (the "SEC") as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:


                                   - you are acquiring the exchange notes in the
                                     ordinary course of your business;

                                   - you are not participating, do not intend to
                                     participate and have no arrangement or
                                     understanding with any person to
                                     participate, in a distribution of the
                                     exchange notes; and

                                   - you are not an affiliate of ours.

                                 If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                                   (1) you cannot rely on the applicable
                                       interpretations of the staff of the SEC;
                                       and

                                   (2) you must comply with the registration
                                       requirements of the Securities Act in
                                       connection with any resale transaction.


                                 Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it may be a statutory underwriter and will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. Broker-dealers participating in the exchange offer may be statutory underwriters.


                                 Furthermore, any broker-dealer that acquired any of its original notes directly from us:

                                   - may not rely on the applicable
                                     interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

                                   - must also be named as a selling holder in
                                     connection with the registration and
                                     prospectus delivery requirements of the
                                     Securities Act relating to any resale
                                     transaction.

Expiration Date...............   5:00 p.m., New York City time, on           ,
                                 2003 unless we extend the expiration date.

Accrued Interest on the
Exchange

  Notes and Original Notes....   The exchange notes will bear interest from the
                                 most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.


Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering
Original
  Notes.......................   Except as described in the section titled "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures," a tendering holder must, on or prior to the expiration date:

                                   - transmit a properly completed and duly
                                     executed letter of transmittal, including all other documents required by the letter of transmittal, to J.P. Morgan Trust Company, National Association at the address listed in this prospectus; or

                                   - if original notes are tendered in
                                     accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

                                 See "The Exchange Offer -- Procedures for
                                 Tendering."

Special Procedures for
Beneficial
  Holders.....................   If you are the beneficial holder of original
                                 notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange
                                 Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   If you wish to tender your original notes and
                                 you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time before
                                 5:00 p.m., New York City time, on the
                                 expiration date.

Acceptance of Original Notes
and
  Delivery of Exchange
Notes.........................   Subject to the conditions stated in the section
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date.
                                 See "The Exchange Offer -- Terms of the
                                 Exchange Offer."


Material U.S. Federal Income
Tax


  Consequences................   Your exchange of original notes for exchange
                                 notes to be issued in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Material U.S.
                                 Federal Income Tax Consequences."



Regulatory Requirements.......   Following the effectiveness of the registration
                                 statement covering the exchange offer with the Securities and Exchange Commission, no other material federal regulatory requirement must be complied with in connection with this exchange offer. The notes are being registered in Pennsylvania, and we are informed by the state examiner that such registration is effective pending effectiveness of registration with the Securities and Exchange Commission.


Exchange Agent................   J.P. Morgan Trust Company, National Association
                                 is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer -- Exchange
                                 Agent."

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

                         SUMMARY OF TERMS OF THE NOTES


     The form and terms of the exchange notes and the original notes are substantially identical, except that the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms "note" or "notes" in this prospectus, we are referring to the original notes, the exchange notes and the existing notes.


Exchange Notes Offered........   $200,000,000 principal amount of 8 1/8% senior
                                 subordinated notes due 2012.

Maturity......................   May 1, 2012.


Interest Payment Dates........   Interest on the notes accrues at the rate of
                                 8 1/8% per annum and is payable semiannually in cash on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders of the notes at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid,



Optional Redemption...........   We will be able to redeem the notes at our
                                 option, in whole or in part on a pro rata basis at any time and from time to time, on and after May 1, 2007 at specified redemption prices.
                                 Also, on or prior to May 1, 2005, at our option, we may redeem in the aggregate up to $140,000,000 of the $350,000,000 of notes outstanding at a redemption price equal to 108.125% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.



Ranking.......................   The notes will be unsecured senior subordinated
                                 obligations and will be subordinated in right of payment to all our existing and future senior debt. The notes will rank equally in right of payment with our other unsecured senior subordinated debt, including the $150 million principal amount of our 8 1/8% senior subordinated notes due 2012 which were issued on April 24, 2002. The notes will be effectively subordinated to any current or future secured indebtedness outstanding. As of March 31, 2003, we had approximately $946.0 million of total debt and approximately $588.1 million of senior debt outstanding. As of March
                                 31, 2003, we were permitted to borrow $146.7 million under our new credit facility.


Change of Control.............   If a change of control triggering event occurs,
                                 each holder of the notes will have the right to require us to purchase such holder's notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase.

                                 In addition, at any time on or prior to May 1, 2007, upon the occurrence of a change of control, we may at our option, redeem all but not less than all of the notes, at a redemption price equal to:

                                   - 100% of the outstanding principal amount
                                     thereof, plus

                                   - the applicable premium, plus

                                   - accrued and unpaid interest and liquidated
                                     damages, if any, to the date of redemption.

                                 If a change of control triggering event occurs, prior to repurchasing the notes, we must first either repay our new credit facility or get a waiver or consent from the lenders under our new credit facility to repurchase the notes from the note holders.


Certain Indenture
Provisions....................   The indenture pursuant to which the notes will
                                 be issued will contain certain covenants that, among other things, will limit the ability of Fisher and any Restricted Subsidiary (as defined herein) to:

                                   - incur additional indebtedness,

                                   - pay dividends or make other distributions
                                     in respect of its capital stock,

                                   - repurchase equity interests or subordinated
                                     indebtedness,

                                   - create certain liens,

                                   - enter into certain transactions with
                                     affiliates,

                                   - consummate certain asset sales, and

                                   - merge or consolidate.


Events of Default.............   The indenture pursuant to which the notes will
                                 be issued sets forth certain events the
                                 occurrence of which constitutes an event of default. An event of default occurs if, among other things, the Company:



                                   - fails to pay interest when due for 30 days,



                                   - fails to pay principal when due,



                                   - defaults in the performance of a covenant
                                     regarding the merger or sale of assets of the Company,



                                   - defaults in the observance or performance
                                     of other covenants for 30 days after
                                     written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes,



                                   - fails to pay or has accelerated certain
                                     other indebtedness aggregating $15 million or more,



                                   - is subject to one or more unpaid judgments
                                     aggregating $15 million or more, or



                                   - or one of its subsidiaries, files for or is
                                     otherwise subject to a declaration of
                                     bankruptcy.



Legal Defeasance and Covenant
Defeasance....................   See Section 8.2, "Legal Defeasance and Covenant
                                 Defeasance" of the Indenture.


RISK FACTORS


     See "Risk Factors" beginning on page 10 for a description of certain risks you should consider in evaluating the exchange offer and an investment in the exchange notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables summarize our financial data. You should read these tables along with our financial statements and related notes that are incorporated by reference in this prospectus.


                                                                                            THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                      --------------------------------    -----------------
                                                        2002        2001        2000        2003      2002
                                                      --------    --------    --------    --------   ------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales...............................................  $3,238.4    $2,880.0    $2,622.3    $  833.4   $775.5
Cost of sales.......................................   2,383.3     2,142.8     1,974.0       614.9    570.4
                                                      --------    --------    --------    --------   ------
Gross profit........................................     855.1       737.2       648.3       218.5    205.1
Selling, general and administrative expense.........     612.2       546.4       494.0       157.7    151.3
Restructuring and other charges (credits)(1)........      (2.2)       59.7        (2.0)         --       --
                                                      --------    --------    --------    --------   ------
Income from operations..............................     245.1       131.1       156.3        60.8     53.8
Interest expense....................................      91.3        99.5        99.1        22.3     23.9
Other expense, net(2)...............................      12.3         1.3        19.4        44.4     (0.1)
                                                      --------    --------    --------    --------   ------
Income (loss) before income taxes and cumulative
  effect of accounting change.......................     141.5        30.3        37.8        (5.9)    30.0
Provision for income taxes..........................      44.8        13.9        15.1        (5.0)    10.2
                                                      --------    --------    --------    --------   ------
Income (loss) before cumulative effect of accounting
  change............................................      96.7        16.4        22.7        (0.9)    19.8
Cumulative effect of accounting change, net of
  tax(3)............................................     (46.1)         --          --          --    (46.1)
Net income (loss)(4)................................  $   50.6    $   16.4    $   22.7    $   (0.9)  $(26.3)
                                                      ========    ========    ========    ========   ======
Basic income (loss) per common share before
  cumulative effect of accounting change............  $   1.77    $   0.33    $   0.57    $  (0.02)  $ 0.37
Cumulative effect of accounting change, net of
  tax...............................................     (0.84)         --          --          --    (0.85)
                                                      --------    --------    --------    --------   ------
Basic net income (loss) per common share............  $   0.93    $   0.33    $   0.57    $  (0.02)  $(0.49)
                                                      ========    ========    ========    ========   ======
Diluted income (loss) per common share before
  cumulative effect of accounting change............  $   1.67    $   0.31    $   0.51    $  (0.02)  $ 0.34
Cumulative effect of accounting change, net of
  tax...............................................     (0.80)         --          --          --    (0.80)
                                                      --------    --------    --------    --------   ------
Diluted net income per common share.................  $   0.87    $   0.31    $   0.51    $   0.02   $(0.46)
                                                      ========    ========    ========    ========   ======
Weighted average common shares outstanding:
  Basic.............................................      54.5        49.4        40.1        54.7     54.2
                                                      ========    ========    ========    ========   ======
  Diluted...........................................      57.9        53.0        44.4        54.7     57.6
                                                      ========    ========    ========    ========   ======
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges(5)...............      2.5x        1.4x        1.4x        1.0x     2.2x
Cash flows provided by (used in):
  Operating activities..............................     159.3       158.6       107.2        55.8      1.3
  Investing activities..............................    (105.4)     (419.6)      (57.1)      (12.6)    (8.9)
  Financing activities..............................     (94.6)      270.0       (32.8)      (40.5)    (3.6)



                                                                                  THREE MONTHS
                                                         AS OF DECEMBER 31,      ENDED MARCH 31,
                                                         -------------------   -------------------
                                                           2002       2001       2003       2002
                                                         --------   --------   --------   --------
                                                                   (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital........................................  $  186.1   $  120.1   $  245.0   $  280.1
Total assets...........................................   1,871.4    1,839.2    1,908.0    1,854.4
Long-term liabilities..................................   1,154.6    1,178.2    1,153.5    1,169.6
Stockholders' equity...................................     133.5       23.3      140.1       45.4

---------------

     (1) During 2002, we recorded an aggregate net restructuring credit of $2.2 million for the reversal of certain costs accrued in the 2001 Restructuring Plan. The restructuring credits are primarily related to a reduction in estimated severance costs due to the election of certain employees to voluntarily separate from the Company. During the first quarter of 2001, we adopted and commenced implementation of a streamlining plan aimed at improving our operations, largely through office, warehouse and manufacturing facility consolidations and the discontinuance of certain product lines. In connection with this plan, we recorded a restructuring charge of $18.1 million in the first quarter of 2001. During the fourth quarter of 2001, we commenced implementation of a plan focused on further integration of the international operations and recent acquisitions and the continued streamlining of the domestic operations, including the consolidation of certain distribution centers. As a result of these actions, we recorded a restructuring charge of $8.9 million. During the fourth quarter of 2001, we also reversed $0.8 million of accruals from restructuring charges recorded in years prior to 2001 due to actual costs being lower than originally estimated. In addition, in March 2001, we accelerated the vesting of options to purchase approximately 2.3 million shares of common stock having an average exercise price of $20.85 per share. These options were then converted into the right to receive approximately 1.0 million shares of common stock, which were issued and deposited into a "rabbi trust." As a result of these transactions, we recorded a primarily non-cash compensation charge of $33.5 million during the first quarter of 2001.

     (2) Other expense, net includes a $11.2 million charge associated with the repayment of our bank term debt in 2002, and a $23.6 million charge for the write down of certain internet-related investments in 2000.

     (3) During the second quarter of 2002, we completed our transitional assessment in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") to determine if goodwill was impaired as of January 1, 2002. As a result, we recorded a non-cash charge of $63.8 million ($46.1 million, net of tax), reflecting the cumulative effect of the accounting change to adjust goodwill to fair value.

     (4) In accordance with SFAS 142, we discontinued the amortization of goodwill effective January 1, 2002. The following is a reconciliation of net income, as reported, to net income and net income per common share for the periods presented, excluding goodwill amortization, net of tax:


                                                                           THREE MONTHS
                                             YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                             ------------------------     ---------------
                                              2002     2001     2000       2003     2002
                                             ------   ------   ------     ------   ------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
Net income (loss), as reported.............  $50.6    $16.4    $22.7      $ (0.9)  $(26.3)
Goodwill amortization, net of tax..........     --     14.4     11.1          --       --
                                             -----    -----    -----      ------   ------
Net income (loss), excluding goodwill
  amortization.............................  $50.6    $30.8    $33.8      $ (0.9)  $(26.3)
                                             =====    =====    =====      ======   ======
Net income (loss) per common share,
  excluding goodwill amortization
  Basic....................................  $0.93    $0.62    $0.84      $(0.02)  $(0.49)
  Diluted..................................  $0.87    $0.58    $0.76      $(0.02)  $(0.46)


---------------

     (5) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus in evaluating the exchange offer and an investment in the exchange notes.

RISKS RELATING TO THE EXCHANGE OFFER

  YOU MAY HAVE DIFFICULTY SELLING THE ORIGINAL NOTES THAT YOU DO NOT EXCHANGE.


     If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.



  IF YOU DO NOT FOLLOW THE PROCEDURES, YOUR EXCHANGE MAY NOT BE VALID.



     We will only issue exchange notes in exchange for original notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the original notes.



RISKS RELATING TO THE NOTES



  THE NOTES WILL RANK BELOW OUR CURRENT AND FUTURE SENIOR DEBT, AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.



     The notes will be unsecured and subordinated in right of payment to all of our current and future senior debt. Because the notes will be subordinated to our senior debt, if we experience:



     - a bankruptcy, liquidation or reorganization,



     - an acceleration of the maturity of the notes due to an event of default under the indenture, or



     - other specified events,



we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. In addition, the notes will also be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of our subsidiaries (including that portion of our bank credit agreement for which our material subsidiaries are obligors). Our obligations and those of the subsidiary borrowers, if any, under the bank credit agreement are secured by substantially all of our assets and all of the assets of our material domestic subsidiaries, a pledge of the stock of each such subsidiary, and a pledge of 65% of the stock of our material foreign subsidiaries which are our direct subsidiaries or direct subsidiaries of one of our material domestic subsidiaries. Our obligations and those of the subsidiary borrowers, if any, are further guaranteed by us and each of our material domestic subsidiaries. In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of holders of the notes to share in those assets, would be subordinated to the claims of the creditors of those subsidiaries.



     As of March 31, 2003:



     - the aggregate amount of outstanding and potentially outstanding indebtedness that ranked senior to the notes was $588.1 and $1,457.0, respectively;

     - of such senior indebtedness, the aggregate amount of outstanding and potentially outstanding secured indebtedness that ranked senior to the notes was $466.0 and $1,059.0, respectively; and



     - $36.2 million of our subsidiaries' indebtedness effectively ranked senior to the notes.



     If a default under the indenture relating to the notes or our credit facility should occur, the lenders under the credit facility could elect to declare all or part of the amounts borrowed (and all accrued interest and fees and other obligations) pursuant thereto to be immediately due and payable. Such a declaration could cause, or result in, all amounts borrowed under other instruments, including the indenture relating to the notes, that contain cross-acceleration or cross-default provisions to also be, or be declared, immediately due and payable. In the event of such declaration, we would have to repay all of our senior debt, including our obligations under our credit facility, before making any payment on the notes. In addition, the lenders under our credit facility could proceed against the collateral securing that indebtedness (which includes our material assets and the stock of our subsidiaries), and any proceeds received upon a realization of the collateral would be applied first to amounts due under the credit facility before any proceeds would be available to make payments on the notes.



  WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON THE OCCURRENCE OF A CHANGE OF CONTROL.



     Upon the occurrence of a change of control, we may be required to offer to repurchase all outstanding notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price. If a change of control were to occur, our ability to repurchase the notes with cash will depend on the availability of sufficient funds and compliance with terms of any debt ranking senior to the notes. In addition, the terms of our new credit facility require us to obtain the consent of our lenders before repurchasing notes following any change of control. Our failure to repurchase tendered notes upon a change in control would constitute an event of default under the indenture, which could result in the acceleration of the maturity of the notes and all of our other outstanding debt. As a result, the subordination provisions of the indenture would, absent a waiver from the lenders of our senior debt, prohibit any repurchase of the notes until we pay the senior debt in full.


RISKS RELATED TO OUR BUSINESS


  OUR SIGNIFICANT LEVERAGE COULD ADVERSELY AFFECT OUR CASH FLOW AND PREVENT US FROM FULFILLING OUR FINANCIAL OBLIGATIONS, INCLUDING MAKING PAYMENTS ON THE NOTES.



     As of March 31, 2003, we had total outstanding indebtedness of $946.0 million, total senior debt (excluding unused commitments) of $588.1 million and stockholders' equity of $140.1 million. On that date, we had the ability to incur an additional $322.6 million under our existing accounts receivable securitization and revolving credit facilities; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.


     Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

     - we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

     - we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

     - the level of our debt could limit our flexibility in responding to downturns in our business.

In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

  OUR COMPLIANCE WITH RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS MAY HARM OUR BUSINESS BY LIMITING OUR ABILITY TO TAKE CORPORATE ACTIONS.



     Our debt agreements contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under our existing bank credit agreement we are also required to comply with specific financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our debt agreements, our lenders could declare all the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, we may be unable to pursue business opportunities or strategic investments that we need to undertake.



     For a discussion of the covenants, financial ratios and tests required by our debt agreements and our existing bank credit agreement, see "Description of
Our New Credit and Securitization Facilities" on page   .



  OUR RESULTS OF OPERATIONS DEPEND ON OUR CUSTOMERS' RESEARCH AND DEVELOPMENT EFFORTS; THESE EFFORTS AND THE SPENDING ON THEM ARE BEYOND OUR CONTROL, AND OUR RESULTS OF OPERATIONS MAY BE HARMED IF OUR CUSTOMERS DO NOT EXPEND SUFFICIENT RESOURCES ON THESE ACTIVITIES.



     A significant number of our customers include entities active in scientific or technological research in the life science, clinical laboratory and industrial safety supply markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. We expect continued increase in scientific and technology-related research and development spending in the United States and worldwide, although we cannot give any assurances, and such spending may decrease or become subject to cyclical swings.



  OUR GROWTH STRATEGY TO ACQUIRE NEW BUSINESSES MAY NOT BE SUCCESSFUL AND THE INTEGRATION OF FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE TO OUR ONGOING BUSINESS.


     Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 33 businesses and we routinely review additional potential acquisition opportunities. Integration of acquisitions involves a number of special risks, including:

     - the diversion of management's attention to the integration of the operations of businesses we have acquired;

     - difficulties in the integration of operations and systems and the realization of potential operating synergies;

     - the assimilation and retention of the personnel of the acquired companies;

     - challenges in retaining the customers of the combined businesses; and

     - potential adverse short-term effects on operating results.


In addition, we compete with other companies to acquire suitable targets, and we may not be able to successfully acquire the targets that we desire. Also, the businesses we acquire may not generate the cash flow and earnings, or yield the other benefits, we anticipate at the time of their acquisition or formation. Furthermore, we may also encounter substantial unanticipated costs or other problems associated with the acquired businesses. For example, we generally need to ensure that all quality standards and internal control procedures are quickly implemented at the acquired businesses. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability.

  BECAUSE WE RELY HEAVILY ON THIRD PARTY PACKAGE DELIVERY SERVICES, ANY UNANTICIPATED DISRUPTIONS IN THESE SERVICES OR SIGNIFICANT INCREASES IN PRICES MAY DISRUPT OUR ABILITY TO SHIP PRODUCTS AND INCREASE OUR COSTS AND LOWER OUR PROFITABILITY.



     We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2002, we shipped approximately 65% of our products in the United States via UPS. We also ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs which we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be strained. In addition, if UPS or our other third party package delivery providers increase prices and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability would be harmed.



  WE MAY INCUR UNEXPECTED COSTS ASSOCIATED WITH COMPLIANCE WITH ENVIRONMENTAL REGULATIONS.



     A number of our domestic and international operations involve and have involved the handling, manufacture or use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. We have been named as a potentially responsible party for environmental contamination associated with various sites. We are currently implementing remedial measures at some of our facilities, including at two of our facilities in New Jersey. We have established reserves in the amount of $31.1 million as of March 31, 2003 for the potential costs of this remediation based on estimates of our management and environmental specialists. However, our actual costs may exceed those reflected in our reserves. In addition, future environmental damage resulting from our operations may occur, the costs of which may harm our business. Future events, including changes in existing laws and regulations, identification of unknown conditions and the development of new remediation techniques, may also give rise to additional costs which could harm our business.


  IF WE LOSE OUR KEY PERSONNEL, OUR BUSINESS MAY BE HARMED.


     We depend heavily on the services of our senior management, including Paul
M. Montrone, our chairman of the board and chief executive officer, and Paul M. Meister, our vice chairman of the board, both of whom are important to the implementation of our acquisition strategy and cost-control efforts. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance with respect to Mr. Montrone or Mr. Meister.


  WE ARE SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR SIGNIFICANT INTERNATIONAL SALES AND OPERATIONS.


     We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations are generated in Europe. We are also exploring the possibility of expansion into other international markets. Expansion of these activities could increase the risks associated with our international operations. We derived approximately 18% of our total revenue from sales to customers located outside the United States in 2002 and approximately 17% in 2001. We anticipate that revenue from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States, including areas in Europe that are undergoing slow, if any, economic growth. Accordingly, our future sales and revenues could be harmed by a variety of factors, including:


     - changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

     - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

     - trade protection measures and import or export licensing requirements;

     - differing tax laws and changes in those laws;

     - difficulty in staffing and managing widespread operations;

     - differing labor laws and changes in those laws;

     - differing protection of intellectual property and changes in that protection; and

     - differing regulatory requirements and changes in those requirements.

  OUR INTERNATIONAL OPERATIONS EXPOSE US TO EXCHANGE RATE FLUCTUATIONS.


     Approximately 18% of our revenues and expenses for 2002 were denominated in currencies other than the U.S. dollar. We own properties and conduct operations in Australia, Belgium, Canada, China, France, Germany, Hong Kong, Japan, Malaysia, Mexico, the Netherlands, Singapore, Switzerland and the United Kingdom. In 2002, fluctuations in the exchange rates between the U.S. dollar and other currencies reduced our net sales by approximately $17.0 million. Future fluctuations in exchange rates relative to the U.S. dollar could continue to adversely affect our revenues.


  OUR FAILURE TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES MAY FORCE US TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION.


     Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the Food and Drug Administration's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.



  WE MAY BE UNABLE TO ADJUST TO THE RAPID CHANGES THE HEALTHCARE INDUSTRY IS UNDERGOING.


     In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

     - the development of large and sophisticated purchasing groups of pharmaceuticals and medical and surgical supplies;

     - wider implementation of managed care;

     - legislative healthcare reform;

     - consolidation of pharmaceutical and medical and surgical supply distributors; and

     - cuts in Medicare spending.

     We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services.



               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION



     This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:



     - our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;



     - the effects of domestic and international economic and business conditions on our businesses;



     - the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;



     - the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;



     - future modifications to existing laws and regulations affecting the environment;



     - discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;



     - fluctuations in interest rates and in foreign currency exchange rates;



     - availability, or increases in the cost, of raw materials and other inputs used to make our products;



     - the loss of major customers or suppliers including any provider of shipping services; and



     - our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.



     Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.



     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.


                                USE OF PROCEEDS


     We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are substantially identical to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any net increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     On January 14, 2003, we issued and sold the original notes. We used the net proceeds from that offering of approximately $204.5 million, together with $4.5 million of cash and cash equivalents on hand, to redeem $200 million of our 9% senior subordinated notes due 2008 outstanding as of September 30, 2002.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of Fisher and its consolidated subsidiaries on a historical basis for each of the periods indicated:


THREE MONTHS ENDED
     MARCH 31,         FISCAL YEAR ENDED DECEMBER 31,
------------------    --------------------------------
  2003       2002     2002   2001   2000   1999   1998
--------   --------   ----   ----   ----   ----   ----
1.0x         2.2x     2.5x   1.4x   1.4x   1.5x    *


---------------

* Due to our loss in 1998, the coverage ratio was less than 1:1.
  We needed to generate additional earnings of $60.3 million in 1998 to achieve a coverage ratio of 1:1.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the original notes on January 14, 2003, we entered into a registration rights agreement with the initial purchasers of those original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act. We also agreed to use our best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

     - the registration statement is not filed by April 14, 2003;

     - the registration statement is not declared effective by August 12, 2003;
       or

     - the exchange offer has not been consummated by September 11, 2003.


     Since we have already satisfied the first condition, we will have to pay liquidated damages in an amount equal to $0.192 per week per $1,000 amount of notes if either of the other two conditions is not satisfied. We will pay liquidated damaged until the applicable registration statement is filed or declared effective or the exchange offer is consummated, as the case may be. All accrued liquidated damages will be paid to note holders in the same manner as interest payments on the notes.


     A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time,
on          , 2003. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

     As of the date of this prospectus, $200,000,000 aggregate principal amount of the original notes is outstanding. The original notes were offered as additional debt securities under the indenture pursuant to which, on April 24, 2002, we issued $150 million of 8 1/8% senior subordinated notes due 2012 (the "existing notes"). The notes offered by this prospectus, the existing notes and any additional notes that may be issued under the indenture will be treated as a single class of securities for all purposes under the indenture. This prospectus, together with the letter of transmittal, is first being sent on or
about          , 2003 to all holders of original notes known to us. Our
obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under "Conditions to the Exchange Offer."

     We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

     Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will accrue interest at the rate of 8 1/8% per annum from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the issue date of such original note, provided, that if an original note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the exchange note received in exchange therefor will accrue from the date of such interest payment date. Interest on the exchange notes is payable on May 1 and November 1 of each year, commencing May 1, 2003. No additional interest will be paid on original notes tendered and accepted for exchange.


     Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.


PROCEDURES FOR TENDERING

     Except as described below, a tendering holder must, on or prior to the expiration date:

     - transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to J.P. Morgan Trust Company, National Association at the address listed below under the heading "Exchange agent;" or

     - if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message to the exchange agent at the address listed below under the heading "Exchange agent."

     In addition:

     - the exchange agent must receive, on or before the expiration date, certificates for the original notes; or

     - a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The Depository Trust Company will be referred to as DTC in this prospectus.

     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

     If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

     - by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

     We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.


     We reserve the right to reject any particular original note not properly tendered, or any acceptance which might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.


     If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

     If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things,

     - the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

     - neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

     If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See "Plan of distribution."


ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES


     We will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes promptly after acceptance of the original notes. See "Conditions to the exchange offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.


     For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

     In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

     - certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal; and

     - all other required documents.


     Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.


BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address listed below under "-- Exchange agent" on or prior to the expiration date; or

     - comply with the guaranteed delivery procedures described below.

EXCHANGING BOOK-ENTRY NOTES

     The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

      (1) stating the name and address of the holder of original notes and the amount of original notes tendered;

      (2) stating that the tender is being made; and

      (3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under "Exchange agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

     - identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

     - in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

     - contain a statement that the holder is withdrawing his election to have the original notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

     - specify the name in which the original notes are registered, if different from that of the depositor.

     If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under "Procedures for tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:


     - there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

      (1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

      (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

      (3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or


     - any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in clause (1), (2) or (3) above or, in our reasonable judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or


     - the following has occurred:

      (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

      (2) any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

      (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

      (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or


     - any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.



     All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our reasonable discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.


     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.

EXCHANGE AGENT

     We have appointed J.P. Morgan Trust Company, National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

                                  Delivery To:
        J.P. Morgan Trust Company, National Association, Exchange Agent

          By Hand Before 4:30 p.m.:                   By Registered or Certified Mail:
         Institutional Trust Services                   Institutional Trust Services
            4 NY Plaza, 1st Floor                              P.O. Box 2320
               Cics Unit Window                           Dallas, Texas 75221-2320
           New York, New York 10004                     Attention: Reorg Department

                             By Overnight Courier:
                          Institutional Trust Services
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75201
                          Attention: Reorg Department

                             For Information Call:
                                 (800) 275-2048

                           By Facsimile Transmission
                        (for eligible Institutions only)
                                 (214) 468-6494

                              Confirm by Telephone
                                 (800) 275-2048

All other questions should be addressed to Fisher Scientific International Inc., One Liberty Lane, Hampton, N.H. 03842, Attention: Todd M. DuChene. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $120,000.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States of America.

TRANSFER TAXES

     Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer taxes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE THE ORIGINAL NOTES


     Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.


     Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our "affiliates" (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     - will not be able to rely on the interpretation of the SEC's staff;

     - will not be able to tender its original notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of distribution."

     We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

            DESCRIPTION OF OUR CREDIT AND SECURITIZATION FACILITIES



  New Credit Facility



     On February 14, 2003, we entered into a new credit facility (the "New Credit Facility") that replaced our prior credit facility entered into in January 1998. The description set forth below is a summary of the material provisions of the new credit agreement and the related agreements. It does not restate those agreements in their entirety. We urge you to read the new credit agreement and the related agreements because they, and not this description, set forth the terms and conditions of the New Credit Facility.



     The New Credit Facility consists of (i) a $400 million term loan facility (the "Term Loan Facility"), (ii) a $175 million revolving credit facility (the "Revolving Credit Facility") and (iii) upon request, and subject to the fulfillment of certain conditions, an additional $250 million incremental term loan facility (the "Incremental Term Loan Facility"). JPMorgan Chase Bank is the administrative agent for the syndicate of lenders providing the New Credit Facility, J.P. Morgan Securities Inc. is the Advisor and Bookrunner and is a Co-Arranger, Deutsche Bank Securities Inc. is a Co-Arranger and Syndication Agent and Credit Suisse First Boston, acting through its Cayman Islands branch, is a Syndication Agent.



     We borrowed a portion of the Revolving Credit Facility on February 14, 2003 to refinance amounts outstanding under the $175 million revolving credit portion of our 1998 credit facility. On March 21, 2003, we drew $400 million under the Term Loan Facility to finance the redemption of our then-remaining 9% Senior Subordinated Notes due 2008.



     The loans under the Revolving Credit Facility bear interest at our election at either the Adjusted LIBO Rate plus a margin of between 2.25% and 3.00% per annum, or at the Prime Rate plus a margin of between 1.25% and 2.00% per annum, depending in each case on our leverage ratio. The loans under the Term Loan Facility bear interest at our election at either the Adjusted LIBO Rate plus a margin of 2.50% per annum or the Prime Rate plus 1.50% per annum. Commitment fees are payable on the unborrowed amounts of the Revolving Credit Facility (which shall be determined without taking into account any local currency loan described below) and the Term Loan Facility at a rate of between 0.375% and 0.50% per annum, depending on our leverage ratio, while such commitments remain outstanding.



     The "Adjusted LIBO Rate" is equal to (subject to rounding upwards) the LIBO rate for U.S. dollar loans (except where otherwise indicated below) multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages established by the Federal Reserve Board (or applicable local governmental authority) to which the Administrative Agent is subject with respect to such adjusted LIBO rate. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to (subject to rounding upwards) 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.



     The Revolving Credit Facility includes a sub-limit for the issuance of letters of credit. The New Credit Facility permits borrowers to be designated in the future to borrow loans denominated in their local currencies from individual lenders thereunder, either on a negotiated basis or through a competitive bidding process. Negotiated local currency loans bear interest at the negotiated rate and loans obtained pursuant to a competitive bidding process bear interest at a rate equal either to (subject to rounding upwards) (a) the Adjusted LIBO Rate (determined by reference to the LIBO rate for the specified currency and the related reserve requirements promulgated by the applicable governmental authority) plus a margin specified by the applicable lender or (b) a fixed rate specified by such lender. These local currency loans will reduce the availability of the Revolving Credit Facility.



     Prime Rate interest is payable quarterly in arrears and interest based on the Adjusted LIBO Rate is payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) every three months after the first day of the relevant interest period. Borrowings bearing interest at a rate determined by reference to the Adjusted LIBO Rate are available in 1-, 2-, 3-or 6-month interest periods or, in certain cases, in 9-month or one week interest periods.



     The commitments under the Revolving Credit Facility expire, and the loans outstanding thereunder mature, on March 31, 2008. The Term Loan Facility requires us to make quarterly repayments of principal equal to $1 million each through March 31, 2009, and quarterly repayments of principal equal to $94 million each beginning June 30, 2009 through the maturity of the Term Loan Facility on March 31, 2010. We are a borrower under the New Credit Facility.



     Our obligations under the New Credit Facility, as well as under certain swap and other similar agreements with the lenders, or parties related thereto (collectively, the "Obligations"), are secured by substantially all our assets and these assets of our material domestic subsidiaries as well as of the parent of the subsidiary formed for purposes of a receivables financing and each domestic subsidiary borrower (each, a "Grantor"), including a pledge of the stock or other ownership interests of all material domestic subsidiaries that are direct subsidiaries of any Grantor and the limited liability company interests of the receivables subsidiary, but generally limited to a pledge of 65% of the stock or other ownership interests of material foreign subsidiaries and material foreign subsidiary holding companies, in each case that is a direct subsidiary of any Grantor. The Obligations are further guaranteed by us and certain of our subsidiaries. Certain of our senior notes issued and outstanding under the Indenture, dated as of December 18, 1995, are equally and ratably secured with respect to certain collateral.



     The New Credit Agreement requires us to meet certain financial tests, including, without limitation, a total leverage ratio, a senior leverage ratio and a minimum interest coverage ratio. In addition, the New Credit Facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of our business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements.



     The New Credit Facility includes the following financial covenants:



     Interest Expense Coverage Ratio. We cannot permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:



PERIOD                                                           RATIO
------                                                        ------------
June 30, 2003 to and including December 31, 2003............  2.75 to 1.00
January 1, 2004 to and including December 31, 2004..........  3.00 to 1.00
Thereafter..................................................  3.25 to 1.00



     Total Leverage Ratio. We cannot permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:



PERIOD                                                           RATIO
------                                                        ------------
March 31, 2003 to and including December 31, 2003...........  4.25 to 1.00
January 1, 2004 to and including December 31, 2004..........  4.00 to 1.00
January 1, 2005 to and including December 31, 2005..........  3.75 to 1.00
Thereafter..................................................  3.50 to 1.00



     Senior Leverage Ratio. We cannot permit the Senior Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:



PERIOD                                                           RATIO
------                                                        ------------
March 31, 2003 to and including December 31, 2003...........  3.50 to 1.00
January 1, 2004 to and including December 31, 2004..........  3.25 to 1.00
Thereafter..................................................  3.00 to 1.00

     The Credit Agreement contains customary covenants, including, without limitation, restrictions on (a) indebtedness, (b) the incurrence of liens, (c) loans and investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from, shareholders, (d) the sale of assets, (e) mergers, acquisitions and other business combinations, (f) voluntary prepayment of certain debt of the Company or its subsidiaries, (g) transactions with affiliates, (h) entry into swap or similar agreements, (i) capital expenditures and various financial covenants. Pursuant to the terms of the New Credit Facility, and subject to applicable grace periods, in certain circumstances, a default will occur upon the non-payment of principal or interest when due under the Credit Agreement or upon the non-fulfillment of the covenants described above, or upon the occurrence of certain changes in control of the ownership of the Company or of any of various other events described therein. If such a default occurs, the lenders under the New Credit Facility will be entitled to accelerate the amounts due under the New Credit Facility and may require all such amounts to be immediately paid in full. The lenders under the New Credit Facility may also take all remedies permitted to be taken by a secured creditor under the security documents entered into to secure the New Credit Facility and the Uniform Commercial Code. Loans under the Term Loan Facility are required to be prepaid with 100% of net cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company or any of its subsidiaries.



     Securitization Facility



     On February 14, 2003, we entered into a new receivables securitization facility ("Receivables Securitization"), which provides for the sale, on a revolving basis, of all of the accounts receivable of Fisher Scientific Company L.L.C., Cole Parmer Instrument Company, Fisher Clinical Services Inc., and Fisher Hamilton L.L.C. to FSI Receivables Company LLC, formerly named FSI Receivables Corp. ("FSI"), a special purpose, bankruptcy remote indirect wholly owned subsidiary of the Company. On the same date, FSI and Fisher, as servicer, entered into a receivables transfer agreement with certain financial institutions, which provides for the transfer on a revolving basis of an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount of $225,000,000 to be funded in cash from time to time to FSI. Under the terms of the Receivables Securitization, the originators retain collection and administrative responsibilities for the receivables in the pool. The effective funded interest rate on the Receivables Securitization Facility is approximately one month LIBOR plus an annual commitment fee of 45 basis points. The unfounded annual commitment fee is 25 basis points.

                            DESCRIPTION OF THE NOTES


     The notes are governed by an indenture, dated as of April 24, 2002 by and between us and J.P. Morgan Trust Company, National Association, as trustee, as amended by a supplemental indenture, dated as of March 7, 2003, between us and the trustee; references to the "indenture" in this Description of the Notes refer to the indenture as amended by the supplemental indenture. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with exchange notes issued in the exchange offer, the existing notes previously issued under the indenture, and any additional notes that we may issue under the indenture in the future will be treated as a single class of securities under the indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all noteholders.


     For purposes of this description, unless the context otherwise requires, references to "notes" includes the exchange notes offered hereby, the notes previously issued under the indenture, including the existing notes and the original notes, and any additional notes that may be issued under the indenture in the future. We expect that after the consummation of this exchange offer, the exchange notes will have the same CUSIP number as our existing publicly-registered 8 1/8% senior subordinated notes due 2012, unless we are required to pay liquidated damages on the notes offered hereby.


     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."


     The notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Indebtedness to the extent set forth in the indenture. The terms of the indenture governing the notes are substantially the same as those of the indentures under which the Existing Notes were issued.

     The notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee acts as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially is the trustee's corporate trust office. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At our option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders of the notes.

PRINCIPAL, MATURITY AND INTEREST


     The indenture provides for one or more series of notes to be issued in an unlimited amount. The existing notes previously issued under the indenture were issued in an aggregate principal amount of $150 million. The original notes were issued in aggregate principal amount of $200 million. The notes will mature on May 1, 2012. Interest on the notes accrues at the rate of 8 1/8% per annum and is payable semiannually in cash on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders of the notes at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid.


     The notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The notes may be redeemable, at our option, in whole at any time or in part from time to time, on and after May 1, 2007, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2007........................................................      104.063%
2008........................................................      102.708%
2009........................................................      101.354%
2010 and thereafter.........................................      100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 2005, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 40% of the aggregate principal amount of notes originally issued at a redemption price equal to 108.125% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 60% of the original principal amount of notes remains outstanding immediately after any such redemption (excluding any notes owned by us). In order to effect the foregoing redemption with the proceeds of any Equity Offering, we must mail a notice of redemption no later than 60 days after the related Equity Offering and must consummate such redemption within 90 days of the closing of the Equity Offering. "Equity Offering" means a sale of our Qualified Capital Stock.

SELECTION AND NOTICE

     In case of a partial redemption, selection of the notes or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portion thereof for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose notes are to be redeemed at the last address for such holder then shown on the registry books. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or part thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

RANKING OF NOTES

     The indebtedness evidenced by the notes is our unsecured Senior Subordinated Indebtedness, is subordinated in right of payment, as set forth in the indenture, to all existing and future Senior Indebtedness of ours, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of ours, including the Existing Notes, and is senior in right of payment to all existing and future Subordinated Obligations of ours. The notes are also effectively subordinated to any Secured Indebtedness of ours to the extent of the value of the assets securing such Indebtedness, and to all existing and future obligations and liabilities of our Subsidiaries. However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "-- Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.


     The notes will be effectively subordinated to any current or future secured indebtedness outstanding. As of March 31, 2003, we had approximately $588.1 million of Senior Indebtedness outstanding (excluding unused commitments), of which $446.0 million would have been Secured Indebtedness. Although the indenture contains limitations on the amount of additional Indebtedness which we and our Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "-- Certain covenants -- Limitation on Incurrence of Additional Indebtedness" below.

     Only our Indebtedness that is Senior Indebtedness ranks senior in right of payment to the notes in accordance with the provisions of the indenture. We have agreed in the indenture that we will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     We may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the notes or make any deposit pursuant to the provisions described under "-- Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if any amount due in respect of any Senior Indebtedness (including, without limitation, any amount due as a result of acceleration of the maturity thereof by reason of default or otherwise) has not been paid in full in cash or Cash Equivalents unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which the events set forth in the immediately preceding sentence have occurred and are continuing.

     In addition, during the continuance of any default (other than a payment default described in the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and us from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice and all other defaults with respect to such Designated Senior Indebtedness shall have been cured or shall have ceased to exist or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).

     Notwithstanding the provisions described in the immediately preceding paragraph, unless any payment default described in the first sentence of the second immediately preceding paragraph has occurred and is then continuing, we may resume payments on the notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of our assets or securities to creditors upon a total or partial liquidation or dissolution or reorganization or winding up of or similar proceeding relating to us or our property or in a bankruptcy, insolvency, receivership or similar proceeding relating to us or our property, or in an assignment for the benefit of creditors or any marshalling of our assets and liabilities, whether voluntary or involuntary, the holders of Senior Indebtedness are entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the notes are entitled to receive any payment or distribution of any character and, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If we fail to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See "-- Events of Default" below.

     If payment of the notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. We may not pay the notes until the earlier of five business days after such holders or the Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration or the date of acceleration of such Designated Senior Debt and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and our creditors who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of Senior Subordinated Indebtedness.

CHANGE OF CONTROL

     The indenture provides that upon the occurrence of a Change of Control Triggering Event, each holder of the notes will have the right to require that we purchase for cash all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date we obtain actual knowledge of any Change of Control Triggering Event, we covenant to (i) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (ii) obtain the requisite consents under the New Credit Facility to permit the repurchase of the notes as provided below. We shall first comply with the covenant in the immediately preceding sentence before we shall be required to repurchase notes pursuant to the provisions described below. Our failure to comply with this covenant shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "-- Events of Default" below.

     Within 30 days following the date upon which we obtain actual knowledge that a Change of Control Triggering Event has occurred, we must send, by first class mail, a notice to each holder of the notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders of the notes electing to have a note purchased pursuant to a Change of Control Offer are required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

     The definition of "Change of Control" includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of our assets as such phrase is defined in the Revised Model Business

Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of our assets, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

     Neither our board of directors nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control Triggering Event. Restrictions in the indenture described herein on the ability of us and our Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on our properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by virtue thereof.

CERTAIN COVENANTS

     The indenture contains, among others, the following covenants:

     Limitation on Restricted Payments. Fisher will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of capital stock of Fisher to holders of such capital stock, (b) purchase, redeem or otherwise acquire or retire for value any capital stock of Fisher or any warrants, rights or options to purchase or acquire shares of any class of such capital stock, other than the exchange of such capital stock for Qualified Capital Stock, or (c) make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (a), (b) and (c) (other than the exceptions thereto) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) Fisher is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Fisher earned subsequent to January 1, 1998 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by Fisher from any Person (other than a Subsidiary of Fisher) from the issuance and sale subsequent to January 21, 1998 and on or prior to the Reference Date of Qualified Capital Stock of Fisher (including capital stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding net cash proceeds from the sale of capital stock to the extent used to repurchase or acquire shares of capital stock of Fisher pursuant to clause (2)(ii) of the next succeeding paragraph); plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by Fisher from a holder of its capital stock; plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after January 21, 1998 is sold for cash or otherwise liquidated or repaid for cash, the lesser of
(A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment, but only to the extent not included in the calculation of Consolidated Net Income. Any net cash proceeds included in the foregoing clauses (iii)(x) or
(iii)(y) shall not be included in clause (x)(A) or clause (x)(B) of the definition of "Permitted Investments" to the extent actually utilized to make a Restricted Payment under this paragraph.


     As of March 31, 2003, on a pro forma basis, after giving effect to the offering of the original notes, the borrowing under our new credit agreement, and the application of the net proceeds therefrom, and assuming satisfaction of the conditions set forth in clause (i) and (ii) of the first sentence of the foregoing paragraph, Fisher could make approximately $403 million of Restricted Payments.


     Notwithstanding the foregoing, the provisions set forth in the preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of capital stock of Fisher, either (i) solely in exchange for shares of Qualified Capital Stock of Fisher, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of Fisher) of shares of Qualified Capital Stock of Fisher; (3) payments for the purpose of and in an amount equal to the amount required to permit Fisher to redeem or repurchase shares of its capital stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $15 million in the aggregate after January 21, 1998 (which amount shall be increased by the amount of any cash proceeds to Fisher from (x) sales of its capital stock to management employees subsequent to January 21, 1998 and
(y) any "key-man" life insurance policies which are used to make such redemptions or repurchases); (4) the payment of fees and compensation as permitted under clause (i) of paragraph (b) of the "Limitation on Transactions with Affiliates" covenant; (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable Fisher to make payments to holders of its capital stock in lieu of issuance of fractional shares of its capital stock; (6) repurchases of capital stock deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof; (7) Restricted Payments made pursuant to the Merger Agreement; (8) Fisher or any Restricted Subsidiary from making payments in respect of any redemption, repurchase, acquisition, cancellation or other retirement for value of shares of capital stock of Fisher or options, stock appreciation or similar securities, in each case held by then current or former officers, directors or employees of Fisher or any of its Subsidiaries (or their estates or beneficiaries under their estates) or by an employee benefit plan, upon death, disability, retirement or termination of employment, not to exceed $10 million in the aggregate after January 21, 1998; (9) repurchases of payment-in-kind preferred stock; provided that (i) such repurchases do not exceed $15,000,000 in the aggregate and (ii) such preferred stock repurchased shall have been issued on or prior to the Issue Date; and (10) Fisher or any Restricted Subsidiary from purchasing all (but not less then all), excluding directors' qualifying shares, of the capital stock or other ownership interests in a Subsidiary of Fisher which capital stock or other ownership interests were not theretofore owned by Fisher or a Subsidiary of Fisher, such that after giving effect to such purchase such Subsidiary becomes a Restricted Subsidiary of Fisher. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause
(iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (3), (8) and (9) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by Fisher from any "key man" life insurance policies, and (b) amounts expended pursuant to clauses (2), (4), (5), (6), (7) and (10) shall be excluded from such calculation.

     Limitation on Incurrence of Additional Indebtedness. Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively,

"incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, (i) Fisher may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Fisher is greater than 2.0 to 1.0 and (ii) any Restricted Subsidiary of Fisher may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Fisher is greater than 3.0 to 1.0.

     Limitation on Transactions with Affiliates. Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, Fisher or such Restricted Subsidiary, as the case may be, as determined in good faith by its board of directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5 million or more, at its option (i) such determination shall be made in good faith by a majority of the disinterested members of the board of the directors of Fisher or (ii) the board of directors of Fisher or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to Fisher or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $15 million or more, the board of directors of Fisher shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to Fisher or such Restricted Subsidiary.

     The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Fisher or any Subsidiary of Fisher as determined in good faith by its board of directors; (ii) transactions exclusively between or among Fisher and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the indenture;
(vi) any Permitted Investment; (vii) transactions permitted by, and complying with, the provisions of the covenant described under "Merger, Consolidation and Sale of Assets"; (viii) any payment, issuance of securities or other payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements and Plans approved by the board of directors of Fisher;
(ix) the grant of stock options or similar rights to employees and directors of Fisher and its Subsidiaries pursuant to Plans and employment contracts approved by the board of directors of Fisher; (x) loans or advances to officers, directors or employees of Fisher or its Restricted Subsidiaries not in excess of $5 million at any one time outstanding; (xi) the granting or performance of registration rights under a written registration rights agreement approved by the board of directors of Fisher; (xii) transactions with Persons solely in their capacity as holders of Indebtedness or capital stock of Fisher or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or capital stock of Fisher or such Restricted Subsidiary generally; (xiii) any agreement to do any of the foregoing; (xiv) the payment, on a quarterly basis, of management fees to THL Co. and/or any Affiliate of THL Co. in accordance with the management arrangements entered into in January 1998 between THL Co. and/or any Affiliate of THL Co. and Fisher in an aggregate amount (for all such Persons taken together) not to exceed $250,000 in any fiscal quarter of Fisher; (xv) reimbursement of THL Co. and/or any Affiliate of THL Co. for their reasonable out-of-pocket expenses incurred by them in connection with performing management services for Fisher and its Subsidiaries; and (xvi) the payment of one time fees to THL Co. and/or Affiliates of THL Co. in connection with each acquisition of a company or a line of business by Fisher or its Subsidiaries, such fees to be payable at the time of each such acquisition and not to exceed 1% of the aggregate consideration paid by Fisher and its Subsidiaries for any such acquisition.

     Limitation on Liens. Fisher will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure Senior Subordinated Indebtedness or Subordinated Obligations, unless (i) in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens and (ii) in the case of Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

     Prohibition on Incurrence of Senior Subordinated Debt. Neither Fisher nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Subsidiary Guarantor's Guarantee and subordinate in right of payment to any other Indebtedness of Fisher or such Subsidiary Guarantor, as the case may be.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Fisher will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its capital stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to Fisher or any other Restricted Subsidiary of Fisher; or (c) transfer any of its property or assets to Fisher or any other Restricted Subsidiary of Fisher, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law;
(2) the indenture; (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to Fisher or any Restricted Subsidiary of Fisher, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of an acquisition by Fisher or the Restricted Subsidiary; (5) agreements existing on the Issue Date (including, without limitation, the New Credit Facility and the Merger Agreement); (6) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets permitted under the indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing capital stock of any Person that is acquired after the Issue Date; (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and such Restricted Subsidiary is engaged in the Qualified Receivables Transaction; or (10) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2),
(4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Fisher or the holders of the notes in any material respect as determined by the board of directors of Fisher than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

     Limitation on Preferred Stock of Subsidiaries. Fisher will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Fisher or to a Restricted Subsidiary of Fisher) or permit any Person (other than Fisher or a Restricted Subsidiary of Fisher) to own any Preferred Stock of any Restricted Subsidiary of Fisher.

     Merger, Consolidation and Sale of Assets. Fisher will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless (i) either
(A) Fisher shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of Fisher under the notes and the indenture; (ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments referred to in the definition of "Consolidated Fixed Charge Coverage Ratio"), Fisher or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) Fisher has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture, that the surviving Person agrees to be bound thereby and by the notes and the Registration Rights Agreement, and that all conditions precedent in the indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Fisher, the capital stock of which constitutes all or substantially all of the properties and assets of Fisher, shall be deemed to be the transfer of all or substantially all of the properties and assets of Fisher. Notwithstanding the foregoing clauses (ii) and
(iii) of the preceding sentence, (a) any Restricted Subsidiary of Fisher may consolidate with, merge into or transfer all or part of its properties and assets to Fisher and (b) Fisher may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating Fisher in another jurisdiction or (y) a Restricted Subsidiary of Fisher so long as all assets of Fisher and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Fisher in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, Fisher under the indenture and the notes with the same effect as if such surviving entity had been named as such.

     Limitation on Asset Sales. Fisher will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Fisher or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by its board of directors); (ii) at least 75% of the consideration received by Fisher or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided, that the amount of (x) any liabilities (as shown on its or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Fisher or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and from which Fisher and its Restricted Subsidiaries are unconditionally released and (y) any notes or other obligations received by Fisher or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by Fisher or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, Fisher shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Productive Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the board of directors of Fisher or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and
(iii)(C) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by Fisher or such Restricted Subsidiary to make an offer to purchase for cash (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders of the notes on a pro rata basis at least that amount of notes equal to the Note Offer Amount at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by Fisher or any Restricted Subsidiary of Fisher, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Any offer to purchase with respect to Other Debt shall be made and consummated concurrently with any Net Proceeds Offer.

     "Other Debt" shall mean other Indebtedness of Fisher that ranks pari passu with the notes and requires that an offer to purchase such Other Debt be made upon consummation of an Asset Sale.

     "Note Offer Amount" means (i) if an offer to purchase Other Debt is not being made, the amount of the Net Proceeds Offer Amount and (ii) if an offer to purchase Other Debt is being made, an amount equal to the product of (x) the Net Proceeds Offer Amount and (y) a fraction the numerator of which is the aggregate amount of notes tendered pursuant to such offer to purchase and the denominator of which is the aggregate amount of notes and Other Debt tendered pursuant to such offer to purchase.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by Fisher and its Restricted Subsidiaries aggregates at least $10 million, at which time Fisher or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the immediately preceding paragraphs of this covenant, Fisher and its Restricted Subsidiaries are permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by its board of directors); provided that any consideration not constituting Productive Assets received by Fisher or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of the preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

     Each Net Proceeds Offer will be mailed to the record holders of the notes as shown on the register of holders of the notes within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders of the notes may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders of the notes properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law; provided, such period shall not be less than the period with respect to any offer to purchase Other Debt or terminate prior to any such period. To the extent that the aggregate amount of notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Fisher may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     Fisher will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, Fisher shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

     Limitation on Guarantees by Restricted Subsidiaries. Fisher will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of Fisher, other than guarantees of Indebtedness incurred pursuant to the New Credit Facility (but only if such guarantees are permitted by clause (ii) of the "Limitation on Incurrence of Additional Indebtedness" covenant or constituted Permitted Indebtedness), unless such Restricted Subsidiary, Fisher and the trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's guarantee of the notes (a "Guarantee"), such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary; provided that if any Subsidiary Guarantor is released from its guarantee with respect to Indebtedness outstanding under the New Credit Facility, such Subsidiary Guarantor shall automatically be released from its obligations as a Subsidiary Guarantor. Neither Fisher nor any such Subsidiary Guarantor shall be required to make a notation on the notes to reflect any such Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of Fisher to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant.

     Conduct of Business. Fisher and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which Fisher and its Restricted Subsidiaries are engaged on the Issue Date.

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":
(i) the failure to pay interest (including liquidated damages, if any, under the Registration Rights Agreement) on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);
(ii) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the indenture); (iii) a default in the observance or performance of the covenant set forth under "Certain covenants -- Merger, Consolidation and Sale of Assets" above; (iv) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; (v) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of ours or any of our Restricted Subsidiary (other than a Receivables Entity), or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15 million or more at any time; (vi) one or more judgments in an aggregate amount in excess of $15 million shall have been rendered against us or any of our Significant Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and nonappealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment, which is not promptly stayed; and (vii) certain events of bankruptcy affecting us or any of our Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the indenture, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of ours occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

     The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,
(iv) if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or
(vii) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of ours shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at anytime, elect to have our obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for (i) the rights of holders of the notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due, (ii) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or

Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound; (vi) we shall have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others; (vii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) we shall have delivered to the trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of our Indebtedness other than the notes and (B) assuming no intervening bankruptcy of ours between the date of deposit and the 91st day following the deposit and that no holder of the notes is an insider of ours, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when (i) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) we have paid all other sums payable under the indenture by us; and (iii) we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, we and the trustee, without the consent of the holders of the notes, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders of the notes in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may: (i) reduce the amount of notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any notes payable in money other than that stated in the notes; (v) make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); (vi) amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer or make and consummate a Net Proceeds

Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (vii) modify the subordination provisions (including the related definitions) of the indenture to adversely affect the holders of notes in any material respect. Any amendment or modification of the subordination provisions of the indenture that is adverse to any Senior Indebtedness outstanding at the time shall not be effective as to the holders of such Senior Indebtedness without the written consent of such holders.

ADDITIONAL INFORMATION

     The indenture provides that we will deliver to the trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the Commission, to the extent permitted, and provide the trustee and holders of the notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We will also comply with the other provisions of the Trust Indenture Act sec. 314(a).

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the definition of other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Fisher or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Fisher or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of Fisher and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fisher. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than Fisher or any Subsidiary of Fisher) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of Fisher or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by Fisher or any Restricted Subsidiary of Fisher in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Fisher or any Restricted Subsidiary of Fisher, or shall be merged with or into Fisher or any Restricted Subsidiary of Fisher, or (b) the acquisition by Fisher or any Restricted Subsidiary of Fisher of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Fisher or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Fisher or a Restricted Subsidiary of Fisher of (a) any capital stock of any Restricted Subsidiary of Fisher; or (b) any other property or assets of Fisher or any Restricted Subsidiary of Fisher other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) any transaction or series of related transactions for which Fisher or its Restricted Subsidiaries receive aggregate consideration of less than

$5 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Fisher as permitted under the "Merger, Consolidation and Sale of Assets" covenant, (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by Fisher or any Restricted Subsidiary of assets or property in transactions constituting Investments that are not prohibited under the "Limitation on Restricted Payments" covenant, (viii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity, (ix) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction, (x) leases or subleases to third persons not interfering in any material respect with the business of Fisher or any of its Restricted Subsidiaries and (xi) the sale, issuance or transfer of capital stock representing up to 30% of the fully-diluted equity ownership of one or more of (a) Fisher Technology Group,
(b) UniKix Technologies, (c) Electronic Commerce Division and (d) Strategic Procurement Services to one or more of their respective officers, directors or employees in connection with the compensation of such employees. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.


     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.


     "capital stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) certificates of deposit or bankers' acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the New Credit Facility having at the date of acquisition thereof combined capital and surplus of not less than $500 million; (vi) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) or clause (v) above; and (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Fisher to any Person or group of related Persons (other than one or more Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture); (ii) the approval by the holders of capital stock of Fisher of any plan or proposal for the liquidation or dissolution of Fisher (whether or not otherwise in compliance with the provisions of the indenture); (iii) any Person or Group (other than one or more Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Fisher; or (iv) the first day on which a majority of the members of the board of directors of Fisher are not Continuing Directors.


     "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.


     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, (D) cash charges attributable to the exercise of employee options that vested upon the consummation of the Recapitalization and (E) for any four quarter period that includes one or more fiscal quarters of fiscal 2001 or 2002, cash restructuring or nonrecurring charges, in an aggregate amount not to exceed $20 million.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma adjustments for cost savings ("Cost Savings Adjustments") that Fisher reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such acquisition or disposition (provided that both (A) such cost savings were identified and quantified in an officers' certificate delivered to the trustee at the time of the consummation of the acquisition or disposition and (B) with respect to each acquisition or disposition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by Fisher within 90 days of such acquisition or disposition to effect such cost savings identified in such officers' certificate and with respect to any other acquisition or disposition, such officers' certificate sets forth the specific steps to be taken within the 90 days after such acquisition or disposition to accomplish such cost savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, (iii) [Reserved], and (iv) any Asset Sales or Asset Acquisitions (including any Consolidated EBITDA (including any Cost Savings Adjustments) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of Fisher or has been merged with or into Fisher or any Restricted Subsidiary of Fisher during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of Fisher or subsequent to such Person's merger into Fisher, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acqui red Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause
(ii) or (iv) of this sentence requires that pro forma effect be given to an Asset Sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs relating to the Recapitalization and the financing therefor or relating to retired or existing Indebtedness and amortization or write-off of customary debt issuance costs relating to future Indebtedness incurred in the ordinary course of business) plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of Fisher means, for any period, the aggregate net income (or loss) of Fisher and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of

Fisher or is merged or consolidated with Fisher or any Restricted Subsidiary of Fisher, (e) the net income of any Restricted Subsidiary of Fisher to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) the net loss of any Person other than a Restricted Subsidiary of Fisher, (g) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to Fisher or a Restricted Subsidiary of Fisher by such Person unless, in the case of a Restricted Subsidiary of Fisher who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, (h) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, and (i) bonus payments to be paid to senior management of Fisher following the Recapitalization in an aggregate amount not to exceed $10 million.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of Fisher who (i) was a member of such board of directors on the Issue Date, (ii) was nominated for election or elected to such board of directors with, or whose election to such board of directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the board of directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Fisher or any Restricted Subsidiary of Fisher against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by Fisher in the instrument evidencing or governing such Senior Indebtedness or another writing as "Designated Senior Indebtedness" for purposes of the indenture.


     "Disqualified Capital Stock" means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the notes.


     "Existing Notes" means any of its existing 9% Senior Subordinated Notes due 2008 issued under the indenture dated January 21, 1998 or the indenture dated November 20, 1998.

     "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the board of directors of Fisher acting reasonably and in good faith and shall be evidenced by a resolution of the board of directors of Fisher delivered to the trustee.

     "Foreign Subsidiary" means a Restricted Subsidiary of Fisher (i) that is organized in a jurisdiction other than the United States of America or a state thereof or the District of Columbia and (ii) with respect to which at least 90% of its sales (as determined in accordance with GAAP) are generated by operations located in jurisdictions outside the United States of America.


     "guarantee" has the meaning given such term in the "Limitation on Guarantees by Restricted Subsidiaries" covenant.

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any Lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

     "Interest swap obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. "Investment" shall exclude extensions of trade credit by Fisher and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Fisher or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) Fisher shall be deemed to have made an "Investment" equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made on the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary, and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Fisher or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If Fisher or any Restricted Subsidiary of Fisher sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Fisher such that, after giving effect to any such sale or disposition, Fisher no longer owns, directly or indirectly, 50% of the outstanding Common Stock of such Restricted Subsidiary, Fisher shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Investors" means one or more of (i) Merrill Lynch Kecalp L.P. 1997, (ii) Kecalp Inc., (iii) ML IBK Positions, Inc., (iv) J.P. Morgan Partners (BHCA) L.P. (formerly known as Chase Equity Associates, L.P.), (v) DLJ Merchant Banking Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJMB Funding II, Inc., DLJ Merchant Banking Partners II-A L.P., DLJ Diversified Partners-A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P. and DLJ First ESC, LLC, (vi) members of management of Fisher and (vii) any Affiliate of any of the foregoing.

     "Issue Date" means April 24, 2002.

     "Joint Venture" means a corporation, partnership or other business entity, other than a Subsidiary of Fisher, engaged or proposed to be engaged in the same or a similar line of business as Fisher in which Fisher owns, directly or indirectly, not less than 30% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers and trustees thereof, with the balance of the ownership interests being held by one or more investors.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Merger Agreement" means the Second Amended and Restated Plan of Merger dated as of November 14, 1997 by and between FSI Merger Corp. and Fisher.

     "Minimum Rating" means (i) a rating of at least BBB- (or equivalent successor rating) by S&P and (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Fisher or any of its Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which Fisher determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Fisher or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by Fisher of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and
(y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by Fisher with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

     "New Credit Facility" means the credit agreement dated as of January 2l, 1998, among Fisher, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and The Chase Manhattan Bank, as administrative agent, Merrill Lynch Capital Corporation, as syndication agent and DLJ Capital Funding, Inc. as documentation agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original New Credit Facility or one or more other credit agreements or otherwise) including, without limitation, to increase the amount of available borrowings thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.

     "Permitted Holder" means and includes (i) the Principal or any of its Affiliates, (ii) the Investors or any of their Affiliates, (iii) any corporation the outstanding voting power of the capital stock of which is beneficially owned, directly or indirectly, by the stockholders of Fisher in substantially the same proportions as their ownership of the voting power of the capital stock of Fisher, (iii) any Plan, (iv) any underwriter during the period engaged in a firm commitment underwriting on behalf of Fisher with respect to the shares of capital stock being underwritten or (v) Fisher or any Subsidiary of Fisher.

     "Permitted Indebtedness" means, without duplication, (i) the notes issued on the Issue Date, (ii) the Existing Notes, (iii) Indebtedness incurred pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed $469.2 million less (A) the amount of all mandatory principal payments actually made by Fisher in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under the New Credit Facility) and (B) in the case of a revolving facility, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder (excluding any such repayments and commitment reductions to the extent refinanced and replaced at the time under the New Credit Facility), (iv) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes of such Foreign Subsidiaries, (v) other Indebtedness of Fisher and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof, (vi) Interest Swap Obligations of Fisher or any of its Restricted Subsidiaries covering Indebtedness of Fisher or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of Fisher, to protect Fisher and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (vii) Indebtedness of Fisher or any of its Restricted Subsidiaries under Currency Agreements entered into, in the judgment of Fisher, to protect Fisher or such Restricted Subsidiary from fluctuation in foreign currency exchange rates, (viii) intercompany Indebtedness owed by any Restricted Subsidiary of Fisher to Fisher or any Restricted Subsidiary of Fisher or by Fisher to any Restricted Subsidiary, (ix) Acquired Indebtedness of Fisher or any Restricted Subsidiary of Fisher to the extent Fisher could have incurred such Indebtedness in accordance with clauses (i) or (ii) of the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of Fisher, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Fisher, (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence, (xi) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of Fisher and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (viii) or (xvii) of this definition); provided that no Restricted Subsidiary of Fisher may refinance any Indebtedness pursuant to this clause (xi) other than its own Indebtedness, (xii) Indebtedness (including Capitalized Lease Obligations) incurred by Fisher or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the capital stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $30 million at the time of any incurrence thereof (which amount shall be deemed not to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause
(iii) above), (xiii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to Fisher or any Restricted Subsidiary of Fisher (except for Standard Securitization Undertakings), (xiv) Indebtedness incurred by Fisher or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xv) Indebtedness arising from agreements of Fisher or a Restricted Subsidiary of Fisher providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Fisher, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Fisher and its Restricted Subsidiaries in connection with such disposition,
(xvi) obligations in respect of performance and surety bonds and completion guarantees provided by Fisher or any Restricted Subsidiary of Fisher in the ordinary course of business, (xvii) Indebtedness consisting of guarantees (x) by Fisher of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by Restricted Subsidiaries of Fisher, and (y) subject to "Limitation on Guarantees by Restricted Subsidiaries," by Restricted Subsidiaries of Fisher of Indebtedness, leases and any other obligation or liability permitted to be incurred under the indenture by Fisher or other Restricted Subsidiaries of Fisher, and (xviii) additional Indebtedness of Fisher or any Restricted Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount should not be deemed to include any such Indebtedness incurred in whole or in part under the New Credit Facility to the extent permitted by clause (iii) above).

     "Permitted Investments" means (i) Investments by Fisher or any Restricted Subsidiary of Fisher in any Restricted Subsidiary of Fisher (whether existing on the Issue Date or created thereafter) and Investments in Fisher by any Restricted Subsidiary of Fisher; (ii) cash and Cash Equivalents; (iii) Investments existing on the Issue Date; (iv) loans and advances to employees, officers and directors of Fisher and its Restricted Subsidiaries not in excess of $1 million at any one time outstanding; (v) accounts receivable owing to Fisher or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Fisher or such Restricted Subsidiary deems reasonable under the circumstances; (vi) Currency Agreements and Interest Swap Obligations entered into by Fisher or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with the indenture; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) guarantees by Fisher or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by Fisher or any of its Restricted Subsidiaries under the indenture; (ix) Investments by Fisher or any Restricted Subsidiary of Fisher in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of Fisher or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Fisher or a Restricted Subsidiary of Fisher; (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not exceeding $5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by Fisher from any Person (other than a Subsidiary of Fisher) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of Fisher (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to Fisher (other than from a Subsidiary)) and (B) without duplication of any amounts included in clause (x)(A) above, 100% of the aggregate net cash proceeds of any equity contribution received by Fisher from a holder of its capital stock, that in the case of amounts described in clause (x)(A) or (x)(B) are applied by Fisher within 180 days after receipt, to make additional Permitted Investments under this clause (x) (such additional Permitted Investments being referred to collectively as "Stock Permitted investments"); (xi) any Investment by Fisher or a Restricted Subsidiary of Fisher in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional Receivables or an equity interest; (xii) Investments received by Fisher or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, (A) such Investment does not exceed 25% of the consideration received for such Asset Sale and (B) such Asset Sale is otherwise effected in compliance with the "Limitation on Asset Sales" covenant; (xiii) Investments by Fisher or its Restricted Subsidiaries in Joint Ventures in an aggregate amount not in excess of $25 million; and (xiv) that portion of any Investment where the consideration provided by Fisher is capital stock of Fisher (other than Disqualified Capital Stock). Any net cash proceeds that are used by Fisher or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (x) of this definition shall not be included in subclauses (x) or (y) of clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Permitted Liens" means the following types of Liens:

     (i) Liens securing the notes;

     (ii) Liens securing Acquired Indebtedness incurred in reliance on clause
          (ix) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of Fisher or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Fisher or a Restricted Subsidiary of Fisher;

     (iii) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (xi) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

     (iv) Liens in favor of Fisher on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; and

     (v) other Liens securing Senior Subordinated Indebtedness, provided that the maximum aggregate amount of outstanding obligations secured thereby shall not at any time exceed $5 million.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

     "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of Fisher or any Subsidiary of Fisher, or other successor plan thereof, and "Plans" shall have a correlative meaning.

     "Preferred Stock" of any Person means any capital stock of such Person that has preferential rights to any other capital stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Thomas H. Lee Company and its Affiliates.

     "Productive Assets" means assets (including capital stock of a Person that directly or indirectly owns assets) of a kind used or usable in the businesses of Fisher and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Fisher or any Subsidiary of Fisher in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in (a).

     "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Fisher or any of its Subsidiaries pursuant to which Fisher or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by Fisher or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Fisher or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. The grant of a security interest in any accounts receivable of Fisher or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

     "Recapitalization" means the transactions contemplated by the Merger Agreement, together with the financings therefor.

     "Receivables Entity" means a Wholly Owned Subsidiary of Fisher (or another Person in which Fisher or any Subsidiary of Fisher makes an Investment and to which Fisher or any Subsidiary of Fisher transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Fisher (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Fisher or any Subsidiary of Fisher (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),
(ii) is recourse to or obligates Fisher or any Subsidiary of Fisher in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Fisher or any Subsidiary of Fisher, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Fisher nor any Subsidiary of Fisher has any material contract, agreement, arrangement or understanding other than on terms which Fisher reasonably believes to be no less favorable to Fisher or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Fisher, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither Fisher nor any Subsidiary of Fisher has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing. Any such designation by the board of directors of Fisher shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of Fisher giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Fisher or a Restricted Subsidiary of any property, whether owned by Fisher or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Fisher or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Secured Indebtedness" means any Indebtedness of Fisher secured by a Lien.

     "Senior Indebtedness" means (i) the Bank Indebtedness and (ii) all Indebtedness of Fisher, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher or any Restricted Subsidiary of Fisher whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of Fisher to any Subsidiary of Fisher, (2) any liability for Federal, state, local or other taxes owed or owing by Fisher, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of Fisher which is expressly subordinate in right of payment to any other Indebtedness of Fisher, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any capital stock or (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an Officers' Certificate of Fisher to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture).

     "Senior Subordinated Indebtedness" means the notes, the Existing Notes and any other Indebtedness of Fisher that specifically provides that such Indebtedness is to rank pari passu with the notes and is not by its express terms subordinate in right of payment to any Indebtedness of Fisher which is not Senior Indebtedness.

     "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Fisher or any Subsidiary of Fisher which Fisher reasonably believes to be customary in an accounts receivable transaction.

     "Subsidiary Guarantor" means a Restricted Subsidiary of Fisher that executes and delivers a supplemental indenture pursuant to the "Limitation on Guarantees by Restricted Subsidiaries" covenant.

     "Subordinated Obligation" means any Indebtedness of Fisher (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the notes pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.


     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, Fisher or any other Subsidiary of Fisher that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) Fisher certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant and
(y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Fisher or any of its Restricted Subsidiaries. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, Fisher is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means any Restricted Subsidiary of Fisher all the outstanding voting securities of which (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by Fisher.

                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     All interests in the global notes will be subject to the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York State Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers of the original notes; banks and trust companies; clearing corporations and other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

     So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

     - will not be entitled to have notes represented by the global note registered in their names;

     - will not receive or be entitled to receive physical, certificated notes; and

     - will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

     Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

     Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

     DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

     - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days;

     - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

     - we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

     - certain other events provided in the indenture should occur.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES



     The following is a discussion of material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. This discussion applies only to a beneficial owner of an original note who acquired such original note at the initial offering for the original offering price and who acquires an exchange note pursuant to the exchange offer. This discussion assumes that the exchange notes are held as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.


     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, banks, regulated investment companies, insurance companies, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes or other pass-through entities, tax-exempt organizations, or persons holding exchange notes as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address alternative minimum taxes or state, local or foreign taxes. If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

     Holders of the exchange notes are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of exchange notes in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws.

CONSEQUENCES TO U.S. HOLDERS

     As used in this discussion, the term "U.S. holder" means a beneficial owner of the exchange notes that is, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the U.S.;

     - a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized under the laws of the U.S. or any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

EXCHANGE OFFER

     The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a "significant modification" of the original note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the original note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a U.S. holder who exchanges an original note for an exchange note pursuant to the exchange offer.

PAYMENTS OF INTEREST

     Stated interest payable on the exchange notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

DISPOSITION OF NOTES

     A U.S. holder will recognize capital gain or loss on the sale, exchange or other taxable disposition (collectively, a "disposition") of exchange notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. holder on such disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and such U.S. holder's adjusted tax basis in such exchange notes, which should be the U.S. holder's purchase price for the original notes exchanged therefor, adjusted as discussed below in respect of amortized bond premium. Gain or loss will be long-term capital gain or loss if, at the time of the disposition of a note, the U.S. holder's holding period for the note is more than one year. Net capital losses are subject to certain limitations.

LIQUIDATED DAMAGES

     At the time we issued the original notes, there was a possibility that we would have been obliged to pay liquidated damages if the exchange offer registration statement were not timely filed or declared effective within the applicable time periods. At the time we issued the original notes, we took the position that the possibility of the original notes being treated as contingent payment debt instruments was remote. We continue to believe that neither the original notes nor the exchange notes are contingent payment debt instruments. Such determination by us is binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a note was acquired. Our determination is not binding on the IRS. If the IRS were successfully to maintain that the notes are contingent payment debt instruments, the timing and character of income and gain realized on the notes may be different from the consequences described herein.

BOND PREMIUM

     If the original notes were purchased at a price that exceeds the sum of all amounts payable on the notes (other than payments of stated interest), such notes are treated as having been acquired with "bond premium." For these purposes, our unconditional call options are deemed to be exercised if they result in an increase in the U.S. holder's yield on the notes. A U.S. holder may elect to amortize bond premium (if any) over the remaining term of the notes using the constant yield method, but only as the U.S. holder takes stated interest into account under the U.S. holder's regular method of tax accounting (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).


     If bond premium is amortized, the amount of interest that must be included in a U.S. holder's income for each period ending on an interest payment date or at the stated maturity of the note, as the case may be, will be reduced. The reduction will be equal to the portion of premium allocable to such period based on the U.S. holder's yield to maturity with respect to the note as determined under the bond premium rules. If a U.S. holder elects to amortize bond premium, the U.S. holder must reduce the tax basis in the note. If a U.S. holder does not elect to amortize bond premium, the U.S. holder must include the full amount of each interest payment as ordinary income in accordance with the U.S. holder's regular method of tax accounting. A U.S. holder may receive a tax benefit (in the form of capital loss or reduced capital gain) from the premium only in computing the gain or loss upon the sale, disposition or payment of the principal amount of the note.


     An election to amortize premium will apply to amortizable bond premium on all notes held at the beginning of a U.S. holder's first taxable year to which the election applies (if the interest on such notes is includible in the U.S. holder's gross income) or that are thereafter acquired. This election may be revoked only with the consent of the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion is addressed to non-U.S. holders of exchange notes. For purposes of this discussion, a "non-U.S. holder" is a holder of exchange notes that is not a U.S. holder, as defined under "Consequences to U.S. holders."

EXCHANGE OFFER

     The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a "significant modification" of the original note for U.S. federal income tax purposes and, accordingly, the exchange note received will be treated as a continuation of the original note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a non-U.S. holder who exchanges an original note for an exchange note pursuant to the exchange offer.

U.S. FEDERAL WITHHOLDING TAX


     U.S. federal withholding tax at a 30% rate (or, if certain tax treaties apply, such lower rate as provided) will not apply to any payment of interest on the exchange notes to a non-U.S. holder provided that such interest is not effectively connected with a trade or business in the U.S. and:


     - the non-U.S. holder (a) does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations and (b) is not a controlled foreign corporation related to us directly or constructively through stock ownership; and

     - (a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form) and certifies, under penalties of perjury, that it is not a U.S. person or
       (b) the non-U.S. holder holds its exchange notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In addition, U.S. federal withholding tax will generally not apply to any payment of interest that is effectively connected with a trade or business in the U.S. provided that certain certification requirements are satisfied.

     In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the exchange notes.

U.S. FEDERAL INCOME TAX

     If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest on the exchange notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if such non-U.S. holder were a U.S. resident. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

     Any gain or income realized on the disposition of exchange notes by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

     - that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. (or, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case such gain or income will be taxed on a net income basis in the same manner as interest that is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business; or

     - the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the non-U.S. holder's U.S. source capital losses recognized during such taxable year.

BACKUP WITHHOLDING

  U.S. HOLDERS

     Unless a U.S. holder is an exempt recipient, such as a corporation, payments of interest on the exchange notes and proceeds from the disposition of the exchange notes may be subject to backup withholding if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. The backup withholding rate, which is currently 30% for payments made in 2002 and 2003, will be gradually reduced to 28% for payments made in 2006 through 2010 and will be increased to 31% beginning in 2011. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

  NON-U.S. HOLDERS

     In general, backup withholding will not apply to payments of interest on the exchange notes or proceeds from the disposition of the exchange notes if the non-U.S. holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge that the holder is a U.S. holder. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.


     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     Furthermore, any broker-dealer that acquired any of its original notes directly from us:

     - may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

     - must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.


     Certain of the initial purchasers of the original notes and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. An affiliate of J.P. Morgan Securities Inc. is a lender under our bank credit agreement. We used the net proceeds from the offering of the original notes to repay a portion of the outstanding amounts under our bank credit agreement. In addition, affiliates of Credit Suisse First Boston Corporation beneficially own approximately 9.8% of our common stock and an affiliate of J.P. Morgan Securities Inc. beneficially owns approximately 6.5% of our common stock. J.P. Morgan Trust Company, National Association, the trustee under the indenture and the exchange agent for this exchange offer, is an affiliate of J.P. Morgan Securities Inc.

                                 LEGAL MATTERS


     Debevoise & Plimpton, New York, New York, will pass upon the validity of the notes offered hereby.


                                    EXPERTS


     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Fisher Scientific International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets) and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available free of charge to the public at the SEC's Web site at www.sec.gov. In addition, all of the Company's filings with the Securities and Exchange Commission are available free of charge through the Company's website at www.fisherscientific.com immediately upon filing.



     In this document, we "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering of the exchange notes is completed:



     - Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;



     - Our annual report on Form 10-K for the year ended December 31, 2002; and


     - Our definitive proxy statement relating to Fisher's 2003 annual meeting of stockholders.

     If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., One Liberty Lane, Hampton, New Hampshire 03842.


     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION.


     You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of the document.

     NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTION WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                            [FISHER SCIENTIFIC LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                      FISHER SCIENTIFIC INTERNATIONAL INC.


                                              OFFER TO EXCHANGE
         ANY AND ALL OUTSTANDING 8 1/8% SENIOR SUBORDINATED NOTES DUE 2012
                                       ISSUED ON JANUARY 14, 2003
                                                         FOR
                   REGISTERED 8 1/8% SENIOR SUBORDINATED NOTES DUE 2012
                                          , 2003


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

          145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     ARTICLE FIFTEENTH of Fisher's Certificate of Incorporation provides as follows:

          FIFTEENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. (b)(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or the person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b) the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (2) Right of Claimant to Bring Suit.  If a claim under subparagraph
     (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

          (3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (4) Insurance. The Corporation may maintain insurance, at its expense, to project itself and any director, officer, employee or agent of the Corporation or another corporation, partnership joint venture, trust or other enterprise against any such expense liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
     2.1       Second Amended and Restated Agreement and Plan of Merger, as
               amended, dated as of November 14, 1997 by and between the
               Company and FSI Merger Corp. Included as an Annex or Exhibit
               to the Company's Proxy Statement/Prospectus included in the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-42777) filed with the Securities and Exchange
               Commission on December 19, 1997 and incorporated herein by reference.
     2.2       Stock Purchase Agreement, dated November 9, 1998, among
               Fisher Scientific International Inc., Fisher Scientific
               Holdings France S.A., as Buyer, and Capiac, Sapaca 97,
               Sapcar 97, Sappi 97, Sappef 97, Pierre Block, Anne-Catherine
               Block-Derriey, Pierre-Francois Block, Caroline Block and
               Marthe Block, as Sellers. Included as an exhibit to the
               Company's Current Report on Form 8-K/A filed with the
               Securities and Exchange Commission on February 17, 1999 and
               incorporated herein by reference.
     2.3       Distribution Agreement, dated March 29, 1999, among Fisher
               Scientific International Inc. and ProcureNet, Inc. Included
               as an exhibit to the Company's Current Report on Form 8-K
               Registration No. 001-10920 dated April 15, 1999 filed with the Securities and Exchange Commission on April 30, 1999.
     3.1       Amended and Restated Certificate of Incorporation of the
               registrant, as amended. Incorporated by reference to Exhibit
               3.1 to the registrant's Quarterly Report on Form 10-Q filed on May 15, 2002.
     3.2       Certificate of Designation of Non-voting Stock of the
               registrant. Incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K filed on March 31,
               1999.
     3.3       Certificate of Designation of Series A Junior Participating
               Preferred Stock of the Company, dated June 9, 1997. Included as an Annex or Exhibit to the Company's Proxy
               Statement/Prospectus included in the Company's Registration
               Statement on Form S-4 (Registration No. 333-42777) filed
               with the Securities and Exchange Commission on December 19,
               1997 and incorporated herein by reference.
     3.4       Certificate of Designation of Series B Non-Voting Common
               Stock. Incorporated by reference to Exhibit 3.4 to the
               registrant's Annual Report on Form 10-K filed on March 31,
               1999.
     3.5       Bylaws of the registrant. Incorporated by reference to
               Exhibit 3.2 to the registrant's Registration Statement on
               Form S-4 (Registration No. 333-44400) filed on August 24,
               2000.
     3.6       Certificate of Correction to the Restated Certificate of
               Incorporation of Fisher Scientific International Inc.
               Incorporated by reference to Exhibit 3.6 to the registrant's
               Annual Report on Form 10-K filed on March 28, 2002.
     4.1       Specimen Certificate of Common Stock, $.01 par value per
               share, of the Company. Incorporated by reference to Exhibit
               4.1 to the registrant's Annual Report on Form 10-K filed on
               March 28, 2002.
     4.2       Certificate of Designation of Series A Junior Participating
               Preferred Stock, dated June 9, 1997 (see Exhibit 3.3)
     4.3       Certificate of Designation of Non-Voting Stock (see Exhibit
               3.4)
     4.4       Certificate of Designation of Series B Non-Voting Common
               Stock (See Exhibit 3.4)
     4.5       Senior Debt Securities Indenture dated as of December 18,
               1995 between the Company and Mellon Bank, N.A., as Trustee.
               Included as an exhibit to the Company's Registration
               Statement on Form S-3 (Registration No. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995
               and incorporated herein by reference.
     4.6       Indenture dated as of April 24, 2002 between Fisher and J.P.
               Morgan Trust Company, National Association, as Trustee,
               relating to the 8 1/8 percent Senior Subordinated Notes due
               2012. Incorporated by reference to Exhibit 4.1 to the
               registrant's Registration Statement on Form S-4
               (Registration no. 333-88362) filed on May 15, 2002.
     4.7       Supplemental Indenture No. 1 dated as of March 7, 2003
               between the registrant and J.P. Morgan Trust Company,
               National Association.*
     4.8       Form of 8 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.6).
     4.9       Registration Rights Agreement dated as of January 14, 2003 among the registrant, Credit Suisse First Boston
               Corporation, Deutsche Bank Securities and J.P. Morgan
               Securities Inc.*

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
     4.10      Form of the Senior Debt Securities Indenture dated as of
               December 18, 1995 between the registrant and Mellon Bank,
               N.A. Incorporated by reference to Exhibit 4.1 to the
               registrant's Registration Statement on Form S-3
               (Registration no. 33-99884) filed on November 30, 1995.
     5.1       Opinion of Debevoise & Plimpton.
    10.1       Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Montrone. Incorporated by reference to Exhibit 10.1 to the registrant's Annual Report on Form
               10-K filed on March 28, 2002.
    10.2       Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Meister. Incorporated by reference to Exhibit 10.2 to the registrant's Annual Report on Form
               10-K filed on March 28, 2002.
    10.3       Employment Agreement dated as of March 31, 1998 between the
               Company and David Pella Penta. Included as an exhibit to the
               Company's Quarterly Report on Form 10-Q for the quarter
               ended June 30, 1998, filed with the Securities and Exchange
               Commission on August 14, 1998 and incorporated herein by
               reference.
    10.4       Fisher Scientific International Inc. Retirement Plan.
               Included in an exhibit to the Company's Annual Report on
               Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and
               incorporated herein by reference.
    10.5       Fisher Scientific International Inc. Savings and Profit
               Sharing Plan. Included in an exhibit to the Company's Annual
               Report on Form 10-K for the year ended December 31, 1992,
               filed with the Securities and Exchange Commission on March
               24, 1993 and incorporated herein by reference.
    10.6       Fisher Scientific International Inc. Incentive Compensation
               Plan. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, filed
               with the Securities and Exchange Commission on March 24,
               1993 and incorporated herein by reference.
    10.7       Restricted Unit Plan for Non-Employee Directors of Fisher
               Scientific International Inc. Included in an exhibit to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
    10.8       Fisher Scientific International Inc. Deferred Compensation
               Plan for Non-Employee Directors. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
    10.9       Retirement Plan for Non-Employee Directors of Fisher
               Scientific International Inc. Included in an exhibit to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
    10.10      Fisher Scientific International Inc. Long-Term Incentive
               Plan. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, filed
               with the Securities and Exchange Commission on March 24,
               1993 and incorporated herein by reference.
    10.11      Fisher Scientific International Inc. 1998 Equity and
               Incentive Plan. Included as an exhibit to Post-Effective
               Amendment No. 1 to the Company's Registration Statement on
               Form S-4 (Registration No. 333-42777) filed with the
               Securities and Exchange Commission on February 2, 1998 and
               incorporated herein by reference.
    10.12      THL Foreign Fund III, L.P., THL FSI Equity Investors, L.P.,
               DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking
               Partners IIA, L.P., DLJ Offshore Partners, II, C.V., DLJ
               Diversified Partners, L.P., DLJ Diversified Partners A,
               L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners
               A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997
               Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ
               First ESC, L.P., Chase Equity Associates, L.P., Merrill
               Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK Positions, Inc.
               and certain other persons named herein. Included as an
               exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and incorporated
               herein by reference.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
    10.13      Amendment to Amended and Restated Investors' Agreement dated as of May 14, 2000 among Fisher Scientific International
               Inc., Thomas H. Lee Equity Fund III, L.P. THL-CCI Limited
               Partnership, THL Foreign Fund III, L.P., THL FSI Equity
               Investors, L.P., DLJ Merchant Banking Partners II, L.P., DLJ
               Merchant Banking Partners IIA, L.P., DLJ Offshore Partners,
               II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified
               Partners A, L.P., DLJ Millennium Partners, L.P., DLJ
               Millennium Partners A, L.P., DLJMB Funding II, Inc., UK
               Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ
               ESC II, L.P., DLJ First ESC, L.P., Chase Equity Associates,
               L.P., Merrill Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK
               Positions, Inc. and certain other persons named herein.
               Included as an exhibit to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and
               incorporated herein by reference.
    10.14      Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., Chase
               Equity Associates, L.P., Merrill Lynch Kecalp L.P. 1997,
               Kecalp Inc., ML 1BK Positions, Inc. and certain other
               persons and named herein. Included as an exhibit to the
               Company's Form 10-Q for the quarterly period ended March 31,
               2001, filed with the Securities and Exchange Commission on
               May 15, 2001 and incorporated herein by reference.
    10.15      Credit Agreement, dated as of February 14, 2003 among Fisher
               Scientific International Inc., Fisher Scientific Company
               L.L.C., The Lenders Party Hereto and JPMorgan Chase Bank, as
               Administrative Agent.*
    10.16      Guarantee and Collateral Agreement dated as of February 14,
               2003, among Fisher Scientific International Inc., Fisher
               Scientific Company L.L.C., certain other subsidiaries of
               Fisher Scientific International Inc. and JPMorgan Chase
               Bank, as Collateral Agent.*
    10.17      Collateral Sharing Agreement, dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher
               Scientific Company L.L.C., certain other Subsidiaries of the
               Company party hereto and JPMorgan Chase Bank, as Collateral
               Agent.*
    10.18      Receivables Transfer Agreement dated as of February 14, 2003 among FSI Receivables Company LLC, as Transferor, Fisher
               Scientific International Inc., as Servicer, Blue Ridge Asset
               Funding Corporation, Wachovia Bank, National Association,
               individually and as Blue Ridge Agent, Liberty Street Funding
               Corp., The Bank of Nova Scotia, individually and as Liberty
               Street Agent, and Wachovia Bank, National Association, as
               Administrative Agent.*
    10.19      Amended and Restated Receivables Purchase Agreement dated as of February 14, 2003 among Cole-Parmer Instrument Company,
               Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and
               Fisher Scientific Company L.L.C., as Originators, Fisher
               Scientific International Inc., as Originator Agent and FSI
               Receivables Company LLC, as Buyer.*
    12.1       Statement re computation of Ratio of Earnings to Fixed
               Charges.*
    21.1       List of Subsidiaries of the registrant. Incorporated by
               reference to Exhibit 21.1 of the registrant's Annual Report on Form 10-K filed on March 21, 2003.
    23.1       Consent of Deloitte & Touche LLP.*
    23.2       Consent of Debevoise & Plimpton (included in Exhibit 5.1).
    24.1       Powers of Attorney (included in signature page of this
               Registration Statement).
    25.1       Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939, as amended, of J.P. Morgan Trust
               Company, National Association.*
    99.1       Form of Letter of Transmittal.
    99.2       Form of Notice of Guaranteed Delivery.
    99.3       Form of Letter to Clients.
    99.4       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.


---------------


* previously filed

ITEM 22.  UNDERTAKINGS


     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



          (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.



          (6) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Hampshire, on this 6th day of June, 2003.


                                          FISHER SCIENTIFIC INTERNATIONAL INC.

                                          By: /s/ TODD M. DUCHENE
                                            ------------------------------------
                                            Name: Todd M. DuChene
                                            Title:Vice President, General
                                                  Counsel
                                                and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities with Fisher Scientific International Inc. and on the date indicated.



                       NAME                                         TITLE                       DATE
                       ----                                         -----                       ----

                        *                                 Chairman of the Board and         June 6, 2003
 ------------------------------------------------          Chief Executive Officer
                 Paul M. Montrone                       (principal executive officer)


                        *                               Vice Chairman of the Board and      June 6, 2003
 ------------------------------------------------          Executive Vice President
                 Paul M. Meister


                        *                             Vice President and Chief Financial    June 6, 2003
 ------------------------------------------------      Officer (principal financial and
                  Kevin P. Clark                             accounting officer)


                        *                                          Director                 June 6, 2003
 ------------------------------------------------
               W. Clayton Stephens


                        *                                          Director                 June 6, 2003
 ------------------------------------------------
                Michael D. Dingman


                        *                                          Director                 June 6, 2003
 ------------------------------------------------
                Anthony J. DiNovi


                        *                                          Director                 June 6, 2003
 ------------------------------------------------
                 David V. Harkins


                        *                                          Director                 June 6, 2003
 ------------------------------------------------
                Scott M. Sperling


 *By:              /s/ TODD M. DUCHENE
        ------------------------------------------
                     Todd M. DuChene
                     Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
      2.1      Second Amended and Restated Agreement and Plan of Merger, as
               amended, dated as of November 14, 1997 by and between the
               Company and FSI Merger Corp. Included as an Annex or Exhibit
               to the Company's Proxy Statement/Prospectus included in the
               Company's Registration Statement on Form S-4 (Registration
               No. 333-42777) filed with the Securities and Exchange
               Commission on December 19, 1997 and incorporated herein by reference.
      2.2      Stock Purchase Agreement, dated November 9, 1998, among
               Fisher Scientific International Inc., Fisher Scientific
               Holdings France S.A., as Buyer, and Capiac, Sapaca 97,
               Sapcar 97, Sappi 97, Sappef 97, Pierre Block, Anne-Catherine
               Block-Derriey, Pierre-Francois Block, Caroline Block and
               Marthe Block, as Sellers. Included as an exhibit to the
               Company's Current Report on Form 8-K/A filed with the
               Securities and Exchange Commission on February 17, 1999 and
               incorporated herein by reference.
      2.3      Distribution Agreement, dated March 29, 1999, among Fisher
               Scientific International Inc. and ProcureNet, Inc. Included
               as an exhibit to the Company's Current Report on Form 8-K
               Registration No. 001-10920 dated April 15, 1999 filed with the Securities and Exchange Commission on April 30, 1999.
      3.1      Amended and Restated Certificate of Incorporation of the
               registrant, as amended. Incorporated by reference to Exhibit
               3.1 to the registrant's Quarterly Report on Form 10-Q filed on May 15, 2002.
      3.2      Certificate of Designation of Non-voting Stock of the
               registrant. Incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K filed on March 31,
               1999.
      3.3      Certificate of Designation of Series A Junior Participating
               Preferred Stock of the Company, dated June 9, 1997. Included as an Annex or Exhibit to the Company's Proxy
               Statement/Prospectus included in the Company's Registration
               Statement on Form S-4 (Registration No. 333-42777) filed
               with the Securities and Exchange Commission on December 19,
               1997 and incorporated herein by reference.
      3.4      Certificate of Designation of Series B Non-Voting Common
               Stock. Incorporated by reference to Exhibit 3.4 to the
               registrant's Annual Report on Form 10-K filed on March 31,
               1999.
      3.5      Bylaws of the registrant. Incorporated by reference to
               Exhibit 3.2 to the registrant's Registration Statement on
               Form S-4 (Registration No. 333-44400) filed on August 24,
               2000.
      3.6      Certificate of Correction to the Restated Certificate of
               Incorporation of Fisher Scientific International Inc.
               Incorporated by reference to Exhibit 3.6 to the registrant's
               Annual Report on Form 10-K filed on March 28, 2002.
      4.1      Specimen Certificate of Common Stock, $.01 par value per
               share, of the Company. Incorporated by reference to Exhibit
               4.1 to the registrant's Annual Report on Form 10-K filed on
               March 28, 2002.
      4.2      Certificate of Designation of Series A Junior Participating
               Preferred Stock, dated June 9, 1997 (see Exhibit 3.3)
      4.3      Certificate of Designation of Non-Voting Stock (see Exhibit
               3.4)
      4.4      Certificate of Designation of Series B Non-Voting Common
               Stock (See Exhibit 3.4)
      4.5      Senior Debt Securities Indenture dated as of December 18,
               1995 between the Company and Mellon Bank, N.A., as Trustee.
               Included as an exhibit to the Company's Registration
               Statement on Form S-3 (Registration No. 33-99884) filed with the Securities and Exchange Commission on November 30, 1995
               and incorporated herein by reference.
      4.6      Indenture dated as of April 24, 2002 between Fisher and J.P.
               Morgan Trust Company, National Association, as Trustee,
               relating to the 8 1/8 percent Senior Subordinated Notes due
               2012. Incorporated by reference to Exhibit 4.1 to the
               registrant's Registration Statement on Form S-4
               (Registration no. 333-88362) filed on May 15, 2002.
      4.7      Supplemental Indenture No. 1 dated as of March 7, 2003
               between the registrant and J.P. Morgan Trust Company,
               National Association*
      4.8      Form of 8 1/8% Senior Subordinated Notes due 2012 (included in Exhibit 4.6).
      4.9      Registration Rights Agreement dated as of January 14, 2003 among the registrant, Credit Suisse First Boston
               Corporation, Deutsche Bank Securities and J.P. Morgan
               Securities Inc.*

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
      4.10     Form of the Senior Debt Securities Indenture dated as of
               December 18, 1995 between the registrant and Mellon Bank,
               N.A. Incorporated by reference to Exhibit 4.1 to the
               registrant's Registration Statement on Form S-3
               (Registration no. 33-99884) filed on November 30, 1995.
      5.1      Opinion of Debevoise & Plimpton.*
     10.1      Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Montrone. Incorporated by reference to Exhibit 10.1 to the registrant's Annual Report on Form
               10-K filed on March 28, 2002.
     10.2      Employment Agreement dated as of December 31, 2002 between the Company and Paul M. Meister. Incorporated by reference to Exhibit 10.2 to the registrant's Annual Report on Form
               10-K filed on March 28, 2002.
     10.3      Employment Agreement dated as of March 31, 1998 between the
               Company and David Pella Penta. Included as an exhibit to the
               Company's Quarterly Report on Form 10-Q for the quarter
               ended June 30, 1998, filed with the Securities and Exchange
               Commission on August 14, 1998 and incorporated herein by
               reference.
     10.4      Fisher Scientific International Inc. Retirement Plan.
               Included in an exhibit to the Company's Annual Report on
               Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission on March 24, 1993 and
               incorporated herein by reference.
     10.5      Fisher Scientific International Inc. Savings and Profit
               Sharing Plan. Included in an exhibit to the Company's Annual
               Report on Form 10-K for the year ended December 31, 1992,
               filed with the Securities and Exchange Commission on March
               24, 1993 and incorporated herein by reference.
     10.6      Fisher Scientific International Inc. Incentive Compensation
               Plan. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed
               with the Securities and Exchange Commission on March 21,
               1996 and incorporated herein by reference.
     10.7      Restricted Unit Plan for Non-Employee Directors of Fisher
               Scientific International Inc. Included in an exhibit to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
     10.8      Fisher Scientific International Inc. Deferred Compensation
               Plan for Non-Employee Directors. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
     10.9      Retirement Plan for Non-Employee Directors of Fisher
               Scientific International Inc. Included in an exhibit to the
               Company's Annual Report on Form 10-K for the year ended
               December 31, 1992, filed with the Securities and Exchange
               Commission on March 24, 1993 and incorporated herein by
               reference.
     10.10     Fisher Scientific International Inc. Long-Term Incentive
               Plan. Included in an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, filed
               with the Securities and Exchange Commission on March 24,
               1993 and incorporated herein by reference.
     10.11     Fisher Scientific International Inc. 1998 Equity and
               Incentive Plan. Included as an exhibit to Post-Effective
               Amendment No. 1 to the Company's Registration Statement on
               Form S-4 (Registration No. 333-42777) filed with the
               Securities and Exchange Commission on February 2, 1998 and
               incorporated herein by reference.
     10.12     THL Foreign Fund III, L.P., THL FSI Equity Investors, L.P.,
               DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking
               Partners IIA, L.P., DLJ Offshore Partners, II, C.V., DLJ
               Diversified Partners, L.P., DLJ Diversified Partners A,
               L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners
               A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997
               Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ
               First ESC, L.P., Chase Equity Associates, L.P., Merrill
               Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK Positions, Inc.
               and certain other persons named herein. Included as an
               exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and incorporated
               herein by reference.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
     10.13     Amendment to Amended and Restated Investors' Agreement dated as of May 14, 2000 among Fisher Scientific International
               Inc., Thomas H. Lee Equity Fund III, L.P. THL-CCI Limited
               Partnership, THL Foreign Fund III, L.P., THL FSI Equity
               Investors, L.P., DLJ Merchant Banking Partners II, L.P., DLJ
               Merchant Banking Partners IIA, L.P., DLJ Offshore Partners,
               II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified
               Partners A, L.P., DLJ Millennium Partners, L.P., DLJ
               Millennium Partners A, L.P., DLJMB Funding II, Inc., UK
               Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ
               ESC II, L.P., DLJ First ESC, L.P., Chase Equity Associates,
               L.P., Merrill Lynch Kecalp L.P. 1997, Kecalp Inc., ML 1BK
               Positions, Inc. and certain other persons named herein.
               Included as an exhibit to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 14, 1999 and
               incorporated herein by reference.
     10.14     Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P., Chase
               Equity Associates, L.P., Merrill Lynch Kecalp L.P. 1997,
               Kecalp Inc., ML 1BK Positions, Inc. and certain other
               persons and named herein. Included as an exhibit to the
               Company's Form 10-Q for the quarterly period ended March 31,
               2001, filed with the Securities and Exchange Commission on
               May 15, 2001 and incorporated herein by reference.
     10.15     Credit Agreement, dated as of February 14, 2003 among Fisher
               Scientific International Inc., Fisher Scientific Company
               L.L.C., The Lenders Party Hereto and JPMorgan Chase Bank, as
               Administrative Agent.*
     10.16     Guarantee and Collateral Agreement dated as of February 14,
               2003, among Fisher Scientific International Inc., Fisher
               Scientific Company L.L.C., certain other subsidiaries of
               Fisher Scientific International Inc. and JPMorgan Chase
               Bank, as Collateral Agent.*
     10.17     Collateral Sharing Agreement, dated as of February 14, 2003, among Fisher Scientific International Inc., Fisher
               Scientific Company L.L.C., certain other Subsidiaries of the
               Company party hereto and JPMorgan Chase Bank, as Collateral
               Agent.*
     10.18     Receivables Transfer Agreement dated as of February 14, 2003 among FSI Receivables Company LLC, as Transferor, Fisher
               Scientific International Inc., as Servicer, Blue Ridge Asset
               Funding Corporation, Wachovia Bank, National Association,
               individually and as Blue Ridge Agent, Liberty Street Funding
               Corp., The Bank of Nova Scotia, individually and as Liberty
               Street Agent, and Wachovia Bank, National Association, as
               Administrative Agent.*
     10.19     Amended and Restated Receivables Purchase Agreement dated as of February 14, 2003 among Cole-Parmer Instrument Company,
               Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and
               Fisher Scientific Company L.L.C., as Originators, Fisher
               Scientific International Inc., as Originator Agent and FSI
               Receivables Company LLC, as Buyer.*
     12.1      Statement re computation of Ratio of Earnings to Fixed
               Charges.*
     21.1      List of Subsidiaries of the registrant. Incorporated by
               reference to Exhibit 21.1 of the registrant's Annual Report on Form 10-K filed on March 21, 2003.
     23.1      Consent of Deloitte & Touche LLP.*
     23.2      Consent of Debevoise & Plimpton (included in Exhibit 5.1).
     24.1      Powers of Attorney (included in signature page of this
               Registration Statement).*
     25.1      Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939, as amended, of J.P. Morgan Trust
               Company, National Association.*
     99.1      Form of Letter of Transmittal.
     99.2      Form of Notice of Guaranteed Delivery.
     99.3      Form of Letter to Clients.
     99.4      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.


---------------


* previously filed